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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM SB-2/A
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               (Amendment No. 4 )


                                 ALPHACOM, INC.
--------------------------------------------------------------------------------
              (Exact name of small business issuer in its charter)


        NEVADA                        7372                     34-1868605
--------------------------------------------------------------------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306            (330) 785-5555
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)


                   1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


ROBERT SNYDER, 1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306     (330) 785-5555
--------------------------------------------------------------------------------
           (Name, Address and telephone number of agent for service)
                                   COPIES TO:
MILES GARNETT, ESQ., 66 WAYNE AVENUE, ATLANTIC BEACH, NY 11509  (516) 371-4598


Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  -----------------------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                       ----


                        CALCULATION OF REGISTRATION FEE
Common Stock     1,900,000       $5.00           $9,500,000          $2,745.60
Rescission Shares  900,000       $1.00           $  900,000
--------------------------------------------------------------------------------
Title of each      Share       Proposed        Proposed maximum      Amount of
class of         amount to      maximum            aggregate        registration
securities to       be       offering price        offering             fee
be registered   registered      per unit            price
                                                       Total Number of Pages ___
                                                          Exhibit List - Page __

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (Section
230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to purchase be accepted prior to the date of the final Offering Circular. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to purchase nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                   PRELIMINARY PROSPECTUS DATED: MAY 15, 2000

                                ALPHACOM, INC.
                                   2,800,000 SHARES OF COMMON STOCK
                                THE PURCHASE PRICE FOR 1,900,000 OF OUR
                                SHARES OFFERED TO THE PUBLIC IS $5.00.
                                COMMITMENT UNDER RESCISSION STOCK FOR

                                900,000 SHARES AT $1.00
[ALPHACOM LOGO]

We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. The offering will terminate no later than October 31, 2000, and unless a minimum of 420,000 shares are sold by that time the proceeds will be returned with interest. We will escrow the proceeds with National City Bank, NA until the minimum is reached. Concurrently with this offering, we are also conducting a rescission offering to buy or exchange on a share for share basis up to 900,000 shares previously issued by us.

Prior to this offering, there has been no public market for the shares and there can be no assurance that such a market will develop. The offering price for the common stock has been arbitrarily determined by us. The minimum subscription is 100 shares and the maximum subscription is 10,000 shares.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5.

                                                                     TOTAL
                                                       PER SHARE    MINIMUM       MAXIMUM
                                                       ---------   ----------   -----------
Public offering price                                    $5.00     $2,100,000    $9,500,000
Rescission Shares                                        $1.00       $900,000      $900,000
Underwriting discounts and commissions                    none           none          none
Proceeds, before expenses, to us                                   $3,000,000   $10,400,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                [ALPHACOM LOGO]

                               TABLE OF CONTENTS

Summary.....................................................    3
Our Company.................................................    3
The Offering................................................    3
Risk Factors................................................    5
Use of Proceeds.............................................    6
Dilution....................................................    7
Capitalization..............................................    9
Plan of Distribution........................................    9
Management Discussion of Analysis of Financial Condition and
   Results of Operations....................................    9
Year 2000 Readiness Disclosure..............................   12
Business....................................................   13
Principal Shareholders......................................   20
Management..................................................   21
Certain Transactions........................................   24
Description of Securities...................................   25
Shares Eligible for Future Sale.............................   26
Available Information.......................................   27
Dividend Policy.............................................   28
Stock Transfer Agent........................................   28
Experts.....................................................   28
Legal Matters...............................................   28
Index to Financial Statements...............................  F-1

                                     SUMMARY

                                   OUR COMPANY

     Our company, AlphaCom, Inc., is an innovator in communication technology. We were incorporated on December 1, 1997 under the laws of the State of Nevada. Our offices are located at 1035 Rosemary Boulevard, Akron, Ohio 44306, and the telephone number is (330) 785-5555.






                                  THE OFFERING

                      SHARES OFFERED TO THE PUBLIC FOR CASH

COMMON STOCK OFFERED
FOR SALE HEREBY                     UP TO A MAXIMUM OF 1,900,000 SHARES OF
                                    COMMON STOCK.


OFFERING PRICE                      $5.00 per share. The shares are being sold
                                    on a "best efforts" basis.

TERMS OF THE OFFERING               A minimum offering of 420,000 shares at
                                    $5.00 per share for an aggregate "minimum offering proceeds" of $2,100,000. Offering proceeds will be held in escrow until subscriptions reach the minimum offering. If we reach the minimum offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereinafter. If we do not sell at least
                                    420,000 shares, we will return all proceeds to the subscribers along with the pro-rata interest earned on the funds. The offering will remain open until October 31, 2000, unless we decide to terminate selling efforts before then.. The minimum subscription per investor is 100 shares and the maximum subscription is 10,000 shares.
                                    The numbers below do not reflect any shares that may be repurchased in the Rescission offer.

AUTHORIZED AND
OUTSTANDING SHARES                                         COMMON
OF STOCK                                                   STOCK


                                    Outstanding:
                                  * Prior to offering    12,299,842
                                  * After minimum
                                        offering         12,719,842
                                  * After maximum
                                        offering         15,099,842

USE OF NET PROCEEDS                We intend to retire debt, acquire patents,
                                   and pay accrued expenses. If we raise the maximum, we will retire additional debt, reduce accounts payable, increase research and development, purchase equipment and increase general working capital.




              SHARES OFFERED IN EXCHANGE UNDER THE RESCISSION OFFER


COMMON STOCK OFFERED
IN EXCHANGE HEREBY                  UP TO A MAXIMUM OF 900,000 SHARES OF OUR
                                    COMMON STOCK.


OFFERING PRICE                      EXCHANGE FOR ONE SHARE OF RESCISSION STOCK
                                    PURCHASED ORIGINALLY AT $1.00 PER SHARE FOR
                                    ONE SHARE OF COMMON STOCK OFFERED HEREWITH.

TERMS OF THE EXCHANGE
OFFERING A MAXIMUM OF 900,000 SHARES OF COMMON STOCK MAY BE EXCHANGED FOR UP TO 900,000 UNREGISTERED RESCISSION SHARES ON A ONE FOR ONE BASIS. THE HOLDER OF THE RESCISSION SHARES MAY ELECT TO RECEIVE A REFUND IN CASH PLUS ACCRUED INTEREST AT THE STATUTORY RATE FOR THE STATE, IN LIEU OF THE EXCHANGE.

                                    THE 900,000 UNREGISTERED RESCISSION SHARES
                                    INCLUDE 779,823 SHARES ISSUED IN THE STATE
                                    OF OHIO (WITH ACCRUED INTEREST OF $116,973
                                    AT FEBRUARY 29, 2000- COMPUTED AT 10%). SUCH
                                    SHARES ISSUED IN OTHER STATES INCLUDE 44,700
                                    SHARES IN PENNSYLVANIA (ACCRUED INTEREST OF
                                    $4,023 AT 6%); 10,500 SHARES IN VIRGINIA
                                    (ACCRUED INTEREST OF $945 AT 6%); 10,000
                                    SHARES IN NEW JERSEY (ACCRUED INTEREST OF
                                    $1,499 AT 10%); 9,600 SHARES IN CALIFORNIA
                                    (ACCRUED INTEREST OF $1,440 AT 10%); 9,600
                                    SHARES IN NORTH CAROLINA (ACCRUED INTEREST
                                    OF $1,152 AT 8%); 8,500 SHARES IN FLORIDA
                                    (ACCRUED INTEREST OF $1,275 AT 10%); 8,500
                                    SHARES IN NEW YORK (ACCRUED INTEREST OF
                                    $1,148 AT 9%); 7,000 SHARES IN MARYLAND
                                    (ACCRUED INTEREST OF $1,050 AT 10%); 6,500
                                    SHARES IN MICHIGAN (ACCRUED INTEREST OF $585
                                    AT 6%); AND 5,277 SHARES IN VARIOUS OTHER
                                    STATES.

                                  RISK FACTORS

     The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.


WE MAY HAVE COMMITTED A VIOLATION OF SECURITIES LAWS AND HAVE A CONTINGENT LIABILITY, PLUS ACCRUED INTEREST, RELATED TO RESCISSION SHARES.


     We have a contingent liability consisting of $900,000 plus accrued interest of approximately $135,000 at February 29, 2000, relating to a previous sale of founders shares and a related loan of the purchase price proceeds to us. During the fall of 1998, approximately 970,000 shares of founders stock were privately sold to our distributors, which were not sold pursuant to a registration statement on file with the SEC. The federal and state securities laws require registration of securities unless an appropriate exemption from the registration requirements of those laws is available. In an attempt to correct any possible securities laws violation, a rescission offer for stock purchased by this group was begun on March 25, 1999. As a result of this rescission offer, purchasers of approximately 55,000 shares requested and received a cash refund. If an exemption did not exist for the sale of securities privately sold, we may have violated the registration requirements. We make no admission of any violation of federal securities laws. The remaining purchasers may either receive a like number of shares registered in this offering or still may receive a cash refund with interest. In the event no other shares are sold, we would have to borrow additional funds to fund the rescission.

WE HAVE UNCERTAIN PROFITABILITY DUE TO A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES, EXPECTATION OF FUTURE LOSSES AND A "GOING CONCERN" QUALIFICATION BY OUR INDEPENDENT ACCOUNTANTS.


     We were formed in December 1997, and therefore have only a limited operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the substantial risk, expenses and difficulties encountered by new entrants into the Internet services industry. We have incurred losses from inception through February 29, 2000 in the amount of ($4,896,305). Our independent accountants have issued a "going concern" qualification based on their review of our financial statements. We expect to continue to incur net losses as we continue to expend substantial resources on sales, marketing and administration, and the development of our products. We do not anticipate operating net income until the end of the third quarter of the year 2000. In addition, we currently intend to increase our capital expenditures and operating expenses in order to expand our network to support additional expected subscribers in existing and future markets and to market and provide services to a growing number of potential subscribers. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.


WE EXPECT TO HAVE FUTURE ADDITIONAL CAPITAL REQUIREMENTS WHICH MAY BE UNAVAILABLE OR TOO COSTLY.


     We must raise at least $2,100,000 in this offering (not including any cash refunds paid or shares issued in the rescission offer), or we will need immediate additional capital, which may be unavailable or too costly. Assuming we raise the minimum amount, we do not anticipate needing additional capital in the following twelve months.

     Our future capital requirements will depend on numerous factors, including the rate of market acceptance of our products and services, our ability to maintain and expand our customer base, the rate of expansion of our network infrastructure, the level of resources required to expand our market and distributor organization, information systems and research and development activities, the pricing and timing of acquisitions, the availability of hardware and software provided by third party venders and other factors. The timing and amount of such capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, or if we are unable to sell the entire amount of the Offering, we may require additional financing sooner than anticipated. We have no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all.

     Any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our business, operating results and financial condition.

THERE ARE CONSIDERABLE RISKS IN RELYING ON AND RELATING TO OUR ACQUISITION STRATEGY.

     We expect to continue our strategy of searching for new technologies, not other companies, in our target markets, including those which could be material in size and scope. We believe that our future growth depends, in part, upon the success of this strategy. This strategy resulted in the development of our Network Utility software and the contract to purchase all current U.S. and potential worldwide patent rights to VMSK (for $3,000,000). There can be no assurance that we will successfully identify or acquire acquisitions on favorable terms in the future. We may in the future face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions and increase the costs of completing acquisitions. No assurances can be given that any acquisition by us will occur, and that if an acquisition does occur, that it will be successful in enhancing our business. In addition, shareholders will not be able to review or vote on any such acquisition, if or when made. There are no pending (other than the VMSK contract) or contemplated acquisitions.

EVEN AFTER THE OFFERING IS SOLD, CONTROL WILL BE MAINTAINED BY THE CURRENT STOCKHOLDERS, AND INVESTORS WILL HAVE TO RELY ON MANAGEMENT FOR ALL DECISIONS BECAUSE OF THIS CONTROL.

     Subject to the limitations of Nevada corporate law, current management will have control of us through its aggregate stock ownership of approximately 51%, if the entire offering is sold or 62% if the minimum offering is sold, and will have the right to perpetuate their status as officers and directors and therefore conduct our business and affairs. Investors will have to rely on our senior management for all decisions because of this control, including all strategic decisions, even of a sale of the Company.


                                 USE OF PROCEEDS


     We are seeking a new investment through this offering to finance acquisition of patents and inventions, retire existing debt, fund research and development projects and expand our current operations immediately. To achieve this primary plan, we need to raise $2,100,000, which is the basis of our minimum cash offering. If we are unable to raise these minimum funds, we will not be able to execute our primary plan as presently contemplated by management and we will return all funds received from subscribers. If the minimum amount required is not raised, we intend to obtain an extension on the due dates for existing debt, reduce research and development expenditures and if necessary obtain new borrowings.

     The maximum net proceeds from this offering may be as high as $ 9,400,000 in cash and $900,000 in rescission shares. If we are unable to sell all of the shares offered, the net proceeds would be lower.

     In the table below, we have detailed the minimum amount of capital required for us to operate our business as currently planned. In addition, we have outlined in order of priority , the manner in which we have available use of the funds raised, assuming that we sell all of the shares offered. The net proceeds we would receive from the issuance of all the 2,800,000 shares offered, including the 900,000 rescission shares, by this offering are estimated to be approximately $10,300,000. For lesser percentages of shares sold see the table following. The table also shows how we will use the proceeds of the offering.

                                      MINIMUM        MAXIMUM
                                      AMOUNT        AMOUNT OF
                                     REQUIRED      NET PROCEEDS
                                     --------------------------
Proceeds from the Offering           $ 2,100,000   $10,400,000
Less: Offering  expenses                 100,000       100,000
                                     -----------   -----------

NET PROCEEDS FROM THE
     OFFERING                        $ 2,000,000   $10,300,000
                                     ===========   ===========
USE OF NET PROCEEDS:
Retire existing debt                 $ 1,300,000   $ 2,655,306
Debt retirement through rescission
     offering                                  0       900,000
Acquisition of patents                   500,000     3,000,000
Accrued expenses                         200,000     1,330,000
Accounts payable                               0       770,000
Research & development-molds
     for VMSK                                  0       500,000
Equipment purchases-VMSK                       0     1,000,000
General working capital                        0       144,694
                                     -----------   -----------

TOTAL USE OF NET PROCEEDS            $ 2,000,000   $10,300,000
                                     ===========   ===========

     The table above contains amounts of proceeds to be used for general working capital needs, such as salaries, rent and utilities, or such amounts may be used to build up inventory levels.


                                    DILUTION

     We were initially capitalized by the sale of common stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share. Founders' shares include 8,025,000 shares issued to the co-founders and their family members, 1,272,000 shares issued to key employees and advisors and 688 net shares from Alpha Beta Communications.

     The table below assumes the minimum (420,000) shares offered hereby are sold.

                                                                      TOTAL
                                       SHARES ISSUED               CONSIDERATION
                                 -----------------------    -----------------------   AVERAGE PRICE
                                  NUMBER         PERCENT       AMOUNT      PERCENT      PER SHARE
                                 -----------------------------------------------------------------
Founders                          9,297,688        68.26%   $  267,661         6.60%   $    0.029
Investors in Rule 504 offering    1,000,000         7.34       385,031         9.50         0.385
Key employees                       196,000         1.44       168,940         4.17         0.862
Distributed to sellers for
     acquisition of assets        1,653,354        12.14
ITM consulting contract             132,800          .98       132,800         3.28         1.000
Stock purchase agreement             20,000          .15       100,000         2.47         5.000
                                 ----------   ----------    ----------   ----------    ----------
Total prior to offering          12,299,842        90.31     1,054,432        26.02         0.086
New Investors                       420,000         3.08     2,100,000        51.80         5.000
Rescission shares                   900,000         6.61       900,000        22.18         1.000
                                 ----------   ----------    ----------   ----------    ----------
            Total                13,619,842       100.00%   $4,054,432       100.00%   $    0.298
                                 ==========   ==========    ==========   ==========    ==========

    The table below assumes all the shares offered hereby are sold.

                                                                  TOTAL                        AVERAGE
                                 SHARES ISSUED                CONSIDERATION                    PRICE
                                 ---------------------------------------------------------------------
                                 NUMBER        PERCENT        AMOUNT        PERCENT        PER SHARE
                                 ---------------------------------------------------------------------

Founders                           9,297,688         61.58%   $   267,661          2.34%   $     0.029
Investors in Rule 504 Offering     1,000,000          6.62        385,031          3.44          0.385
Key Employees                        196,000          1.30        168,940          1.47          0.862
Distributed to Sellers for
   Acquisition of assets           1,653,354         10.95
ITM Consulting Contract              132,800           .88        132,800          1.16          1.000
Stock purchase agreement              20,000           .13        100,000           .87          5.000
                                 -----------   -----------    -----------   -----------    -----------
Total prior to offering           12,299,842         81.46      1,054,432          9.20          0.086
New Investors                      1,900,000         12.58      9,500,000         82.94          5.000
Rescission shares                    900,000          5.96        900,000          7.86          1.000
                                 -----------   -----------    -----------   -----------    -----------
               Total              15,099,842        100.00%   $11,454,432        100.00%        $0.759
                                 ===========   ===========    ===========   ===========    ===========

    In March of 1999, we made a commitment to a group of individual shareholders under a rescission offer to issue up to 900,000 shares offered herein at a discount of 80%. The effect of this commitment is reflected in the above tables.

    As of February 29, 2000, the net tangible book value of our common stock was ($4,088,288) or ($.33) per share based on the 12,299,842 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 2,800,000 shares and after deducting estimated expenses, our pro-forma net tangible book value as of that date would be $6,211,712 or $0.41 per share, based on the 15,099,842 shares of common stock to be outstanding at that time. This represent an immediate dilution (the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $4.59 per share to the new investors who purchase shares in the offering, as illustrated in the following table.






    The following table represents the dilution per share based on the minimum and maximum amount of shares being sold:


                                                      Minimum          Maximum
                                                    Shares Sold      Shares Sold
                                                    ----------------------------

900,000 rescission shares                           $     1.00       $    1.00
Offering price to public of 1,900,000 shares        $     5.00       $    5.00
Net tangible book value before offering             ($    0.33)      ($   0.33)
Increase attributable to the offering               $     0.25       $    0.74
Net tangible book value after giving effect
   to the offering                                  ($    0.08)      $    0.41
Per share dilution to new investor                  $     5.08       $    4.59

Percent dilution per share to public                       102%             92%

     We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operations of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                 CAPITALIZATION

     This table represents our capitalization as of February 29, 2000 as adjusted to give effect to this offering.


                                                                         MAXIMUM           MINIMUM
                                                                       SHARES SOLD        SHARES SOLD
                                                    ACTUAL              ADJUSTED            ADJUSTED
                                                    ------              --------            --------

STOCKHOLDERS EQUITY (DEFICIT)
   Common stock, $0.001 par value
      Authorized 60,000,000 Shares
      Issued and outstanding-12,299,842
         Shares- actual                          $    266,849
       Shares as adjusted (15,099,842 and
         13,619,842)                                                  $    269,649         $    268,849
   Additional paid in capital                         747,821           11,045,021            3,646,501
   Treasury stock                                      (1,653)              (1,653)              (1,653)
   Deficit accumulated during the
      development stage                            (4,896,305)          (4,896,305)          (4,896,305)
                                                 ------------         ------------         ------------
TOTAL STOCKHOLDERS
    EQUITY (DEFICIT)                             ($ 3,883,288)        $  6,416,712         ($   893,288)
                                                 ============         ============         ============

                              PLAN OF DISTRIBUTION

     THIS IS A DIRECT PARTICIPATION WITH NO COMMITMENT BY ANYONE TO PURCHASE ANY SHARES. THE SHARES WILL BE OFFERED AND SOLD ON A "BEST EFFORTS" BASIS BY OUR PRINCIPAL EXECUTIVE OFFICERS AND DIRECTORS AT $5.00 PER SHARE UNTIL ALL SHARES ARE SOLD OR UNTIL THE OFFERING IS TERMINATED OR OCTOBER 31, 2000. ALL SHARES HELD BY OFFICERS, DIRECTORS AND SHAREHOLDERS WHO OWN 5% OR MORE OF OUR STOCK WILL BE HELD IN ESCROW PURSUANT TO AN ESCROW AGREEMENT REQUIRED BY THE OHIO DIVISION OF SECURITIES. THOSE INSIDER SHARES MAY NOT BE SOLD OR TRANSFERRED FOR AT LEAST ONE YEAR AND PERHAPS AS LONG AS FOUR YEARS, DEPENDING ON OUR FINANCIAL PERFORMANCE.

     Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares. The total of all options and warrants outstanding, if exercised, would result in the issuance of 1,280,000 shares of common stock at $5.00 per share and 32,000 shares of common stock at $1.00 per share.

            MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     We have experienced substantial changes to, and expansion of, our business and operations since Alpha Beta Communications commenced in March 1996. We except to expand our business and user base, which will require us to increase our personnel, develop software, purchase equipment and license content, which will result in increasing costs.

                                CASH REQUIREMENTS

     In order to finance acquisition of patents and inventions, retire existing debt, and fund research and development projects, it is our intent to raise minimum net proceeds of $2,000,000 from this public offering, to supplement income in fiscal 2000 operations. This will allow us to reduce the time frame to become fully operational from several years to less than one year. The following summarizes anticipated cash requirements to achieve these goals. We would utilize these funds to retire existing debt of $1,300,000, acquire patents of $500,000 and reduce accounts payable of $200,000. Should we not raise the net minimum proceeds from this offering we would have to increase our debt to fund the aforementioned cash requirements.


RESEARCH AND DEVELOPMENT
------------------------

     The costs for developing the plastic molds for VMSK products are estimated at $500,000.

ACQUISITION OF PATENTS AND INVENTIONS

     In order to secure the U.S. world wide patent rights and the potential international patent rights to VMSK, we entered into a contract to acquire all past, present and future patents and inventions connected therewith.


NEED FOR ADDITIONAL PERSONNEL
-----------------------------

     Since our sales, marketing and distribution system in North America is multi-level marketing, the projected growth of distributors (independent contractors) requires no additional costs to us. However, it is anticipated that the number of employees may triple during the next twelve months, even with our outsourcing many tasks.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     We have financed our growth by incurring short-term debt. We have extended the due dates on loans and notes payable until July 31, 2000, and such debt will be retired with the proceeds from this offering. Notes payable and current portion of debt aggregate $3,364,792 at February 29, 2000, including the liability for $900,000 in rescission shares. Accounts payable of $770,939 at February 29, 2000, includes the deferral of $500,000 due Telcos for testing data transmission and will also be retired with proceeds from this offering. Accrued interest of $230,000, deferred compensation of $162,000 and accrued expenses of $333,000 at February 29, will also be paid with the proceeds from this offering. The accrued consulting fee of $1,000,000 has subsequently been retired by the issuance of 200,000 shares of stock valued at $5.00 per share.

RESULTS OF OPERATIONS
---------------------

     The operations through February 29, 2000 reflect the combined accounts of AlphaCom, Inc. and Alpha Beta Communications. As a development stage company, our operations do not reflect an accurate trend for future operations. Revenues generated through February 29, 2000 reflect sales of wireless modems and internet access, primarily to our distributors for testing purposes. Our network utility or compression software was launched for beta testing in late July 1999, which increases the throughput on the wireless modems by at least three times. We began demonstrations of VMSK in the lab late in 1999. As of February 29, 2000, we were in the process of negotiating nine foreign licensing contracts and have subsequently closed on several of those. Following are the combined operating results for the years ended December 31, 1998 and 1999 and un-audited two months ended February 28, 1999 and February 29, 2000.


                                                             UNAUDITED-TWO
                                YEAR ENDED                   MONTHS ENDED
                                DECEMBER 31,             FEB 28,       FEB 29,
                        ------------------------------------------------------------
                          1998            1999            1999             2000
                        ------------------------------------------------------------
Sales - Licenses        $         0   $         0      $         0     $        0
Sales -Product              223,616       249,185           42,505         66,365
Less cost of sales           82,654        63,883           23,960         15,444
                         ----------   -----------      -----------     ----------
GROSS MARGIN                140,962       185,302           18,545         50,921

Selling, general and
  administrative
  expenses                1,923,818     2,028,551          209,610        489,241
Interest expense            197,639       213,372           19,573         56,570
Provision for
    income taxes                  0             0                0              0
                        ----------------------------------------------------------

NET INCOME(LOSS)        ($1,980,495)  ($2,056,621)     ($  210,638)    ($ 494,890)
                        =========================================================

NET INCOME(LOSS)
    PER SHARE           $     (0.14)  $     (0.17)     $     (0.02)    $    (0.04)
                        ==========================================================

                      YEAR ENDED DECEMBER 31 1998 AND 1999

SALES

TOTAL 1999 PRODUCT SALES INCREASED 12 % OVER 1998. SALES WERE MADE PRIMARILY TO DISTRIBUTORS WHO ARE INVOLVED IN TESTING THE PRODUCT BEFORE IT IS OFFERED TO THE PUBLIC. INCREASES RESULT FROM THE INCREASE IN DISTRIBUTORS.

COST OF SALES
Cost of sales, as a percentage of sales, decreased by 11 % over 1998. This decrease resulted from volume purchases.

SELLING, GENERAL AND ADMINISTRATIVE
Selling, general and administrative expenses increased by 6% over 1998, and resulted primarily from an increase in personnel.

INTEREST EXPENSE
Interest increased by 8% over 1998 reflecting our need to borrow monies to fund our growth.

PROVISION FOR INCOME TAXES
No provision for income taxes was made for 1998 and 1999, as we incurred losses during these periods.


            TWO MONTHS ENDED FEBRUARY 28, 1999 AND FEBRUARY 29, 2000


SALES
Product sales for the two months ended February 29, 2000 increased by 57% over the same period in 1999. This increase was the result of expanding the test area for wireless modems.

COST OF SALES
Cost of sales, as a percentage of sales, decreased by 33% from the same period in 1999 as a result of new technology and design.

SELLING, GENERAL AND ADMINISTRATIVE
Selling, general and administrative expenses for the two months ended February 29, 2000 increased by $279,631 or 134% over the same period in 1999. Consulting fees of $166,667 represented the major increase, along with increase in wages for additional personnel.

INTEREST EXPENSE
The 190% increase in interest for the two months ended February 29,2000 over the same period in 1999 reflects the increase in debt to fund growth.

PROVISION FOR INCOME TAXES
No provision for income taxes was made for the two-month periods in 1999 and 2000, as we incurred losses during these periods.

                         YEAR 2000 READINESS DISCLOSURE



     YEAR 2000 COMPLIANCE. The year 2000 issue involved the potential for system and processing failures of date-related data resulting from computer controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software have recognized a date using two digits of "00" as the year 1900 rather than the year 2000. This could have resulted in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activity.

     We defined Year 2000 compliance as follows: information technology time and date processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries. Our objective was and is that those processes contained in our software and services, will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that would or could adversely affect the performance of such products or the delivery of such software and services as applicable at any time.

     Our internal systems include both information technology systems and non-information technology systems. We completed an assessment including testing and any remediation, of our proprietary information technology systems during 1999. With respect to information technology systems provided by third-party vendors, we sought assurances from such vendors that their technology is year 2000 compliant. All of our material information technology system vendors replied to inquiry letters sent by us stating that they either are Year 2000 compliant or expected to be so in a timely manner.

     Our internal software and hardware systems have functioned properly with respect to dates in the Year 2000. Additionally, our suppliers and advertising customers have been Year 2000 compliant. So there has not been a material adverse affect on our business, results of operations or financial condition.

                                    BUSINESS


THE COMPANY

     We were incorporated on December 1, 1997 in the State of Nevada. Prior to that time, Mr. Robert Snyder worked out of his basement developing the concept and potential solutions encountered by those surfing the World Wide Web. On July 1, 1998 we purchased certain limited assets of Alpha Beta Communications, including its distributor base. For presentation purposes the accounts of Alpha Beta Communications have been combined from April 19, 1996.

     We are providing and will continue to introduce and market new and innovative hi-tech products and services in the rapidly expanding multi-billion dollar Internet, Telecommunications and related industries to individual consumers, small and large businesses, governments and institutions, both nationally and internationally.

PRODUCTS AND SERVICES

     InSat Wireless(TM): We have marketed this product on a test basis since the third quarter of 1997. We utilize Cellular Digital Packet Data (CDPD) with specific regions throughout the United States and Canada that presently offer CDPD technology. The CDPD System overlays the cellular voice network to provide a wireless extension of existing packet data networks. It provides secure wireless packet data connectivity (19.2 kilobits/sec) and is based on Industry Standard Internet Protocol (IP). Although CDPD pricing varies from carrier to carrier, we will offer a monthly flat rate service. We will take advantage of our lead in the marketplace with this pricing plan and offer "one stop shopping" for all peripherals and enhancements using CDPD and applicable hardware and software.

     GSI-V: Keeping with the wireless market, we became a Value Added Reseller
(VAR) for Technology Guardian, Inc. (NASDAQ OTCBB: TEGI). TEGI provides an asymmetrical (dial-up outbound), high-speed satellite Internet solution for up to 250 simultaneous users or sessions at up to 500 KBPS downloads called GSI-V. To date, we have limited sales commencing with the first quarter of 1998, of the GSI-V, but have interest from financial brokerage firms, schools, and international sales in Canada and the Bahamas.

     Wireline Internet Access and Network Utility (NU): We have been marketing a traditional dial-up Internet service or wireline service since the first quarter of 1998. Moreover, we expect to increase the average throughput rate by up to 5 times using our NU software, which we launched in December 1999.

     International (Exclusive) Licensing: We plan to sell international (exclusive) licensing privileges to other companies to expand our network worldwide. Currently, we are in negotiation with various parties in connection with licensing in other countries including nine countries in Central America, Israel, Turkey, the 20 European Union Countries and Russia. We are negotiating with various parties for distribution of our products and services in other countries. License fees are determined on a country-by-country basis. In addition, licensee will pay us an ongoing monthly royalty fee on a per subscriber basis. Other products and services will be offered on a case-by-case basis including the anticipated Expressway 2000(TM) FM wireless modem.

PRODUCT DEVELOPMENT PLAN

     We will continue to market our wireless modems with its low flat rates in certain areas and incorporate the NU compression with Very-Minimum-Shift-Keying or Variable-Phase-Shift-Key (VMSK/VPSK) technology to increase throughput. VMSK/VPSK technology is projected to increase both the up-link and throughput speed well above 30 bps/Hz. We anticipate that after successful beta testing, we will be able to institute a build-out plan for VMSK/VPSK with the end result being an infrastructure that will offer seamless service throughout North America and to key locations from around the world. To facilitate the implementation of the VMSK/VPSK technology, we are in the process of developing a turnkey value added service and revenue center described as "Wireless ISP In A Box" for existing FM radio operators or private parties doing business with FM radio operators. In either case, they become Internet service providers in their respective service area featuring VMSK/VPSK high-speed Internet access and receive a monthly fee for each customer utilizing the new service. The product will be called the Expressway 2000 FM Wireless Modem and Expressway 2000 Services.

     Radio stations are looking for new sources of revenue. VMSK provides FM radio stations with an opportunity to offer high throughput Internet access within their market service area, at a competitive price.

     As this would add a substantial ongoing revenue stream without meaningfully adding to the station's cost structure.

     FM radio stations, which participate in our VMSK program, thus may experience significant enhancement of the station's bottom line results. Depending on the station's market service area the additional ongoing revenue stream of $2 per month per Internet access account may indeed be very substantial.

     Participating FM stations will be charged a one-time up-front deposit fee to cover the cost of VMSK hardware, software and installation. As our cost of equipment and installation are passed on to the participating stations, our cash flow and working capital positions will not be encumbered by or adversely effected by our anticipated rapid expansion of VMSK.

     ISP Partners Program: We have successfully launched our ISP (Internet Service Provider) Partners Program and have already signed a large number of ISP's. This program gives new strength to existing ISP's in their fight to maintain their share of the Internet customer base. ISP's are faced with new technology such as ours that in time will significantly erode their customer base. Under our Partners Program we make the ISP a distributor of our hardware and software giving them the high throughputs required to maintain their customers as well as a favorable competitive price. This ISP Partners Program also benefits by earning revenue for the sales of our modems, software and services. We benefit from this program by adding a net $5 per month for every customer that the ISP converts to our hardware and software products. It also provides us an almost instant revenue stream and POP's (Point of Presents) for our distributors to sell hardware and software into areas where we have no POP or local access to Internet dial-up.

     "Wireless ISP In A Box" is a combination of new and innovative technology packaged for easy delivery and installation in FM radio stations. The fee for purchasing the rights to deliver this service will be subject to a number of demographic characteristics specific to each location, such as population, business and economic conditions: local internet and computer support and projected number of prospective customers. We plan to launch our new technology and service in ten (10) key locations (to be announced) throughout 2000. Each FM radio station is expected to have the capacity to handle a large number of subscribers. We project capturing a large market share in each area within a short period of time. To set this plan into action, we will initiate an aggressive marketing campaign in advance of said wireless service by conduction seminars in cooperation with the new service provider in that area. The objective is to create a pent-up demand for the service and to establish a strong network marketing presence for future growth.

     In addition to the introduction of VMSK/VPSK high speed internet access, we plan to introduce our full motion Video Conferencing software, which is projected to provide 30 frames per second for our wireless service as well as existing twisted copper wires or plain Old Telephones Service (POTS) line. What is unique to this application and how it influences not only the marketing opportunity but also eventual sales of the video conferencing software is that it automatically encourages a perpetual flow of new sales due to its requirement for video conferencing software at both ends of the transmission. One could liken this concept to that of MCI's very successful "Friends and Family" promotion, whereby customers were enticed to share the service with family, friends and others in order for each to create his own personal communication network.

TECHNICAL EXPLANATION OF VMSK/VPSK

     Very-Minimum-Shift-Keying or Variable-Phase-Shift-Key ("VMSK/VPSK") is patented under U.S. Patents 4,742,532 and 5,185,765 High Speed Data Transmission. These patents cover an encoding and decoding method that compresses ordinary BPSK modulation to transmit digital data at 10 to 25 bits/sec/Hz. Test have been performed as high as 50 bits/sec/Hz. This method requires 1/10 as much spectral space or less when compared to ordinary AM or FM. No other method has ever achieved such high levels of compression. Called VMSK/2 modulation, this method does not lose signal power with increasing compression since the transmission method is always BPSK. Less than 1% as much power is required for VMSK/2 as would be required for QAMI024, the only known competitor. Eb/n values of 12-14dB are being realized for EER = 1 in 1 million. The equipment exists and can be demonstrated. All measurements are confirmed by recognized independent labs.

     New patents are pending on the VMSK/2 modulation method, which is particularly adaptable to satellite communication and for wireless LANs using the power line to avoid wiring for the small business or home. The performance is about double that of the previously patented VPSK method. The new patents are applicable to VPSK as well and will extend the life of relevant patents to 2016. A newly developed modulation method for using the supplementary carrier authorization over ordinary FM stations makes it possible to transmit two high speed digital information channels, one at 198 Kb/s and the other at 144 Kb/s. This technology allows the FM broadcasting station to carry the two additional or hidden programs in addition to its normal programs. The 198 Kb/s data rate of the primary channel is more than 10 times that being achieved at present by other services. Time division multiplex and discrete addressing are used to "peel off" portions to be used by separate customers.

     The second hidden channel is a lower data rate channel operation at 144 Kb/s. Video to video conferencing using the MPEG2 compression method requires only a 144 Kb/s data rate. This standard is excellent for teaching, sales messages, store casting and other uses requiring video. Control information is added to insure that only the authorized addressee receives the signal. When not used for video, sound can be compressed into less than 32 Kb/s with excellent quality, or the entire channel can be used for data transmission. Sound with the quality of an AM radio can be carried in the bandwidth along with data. The space can be dynamically allocated. If there are not video users or sound users at the moment, the entire 198+144 Kb/s space can be dedicated to data, for example to internet downloading to addresses, or it can be split to 12-20 audio voice channels. Compact Disk quality stereo audio can also be transmitted.

     Real time video requires a landline capable of carrying data at 160 Kb/s. These so called ISDN lines are now readily available at higher cost than normal telephone line service, but are not exorbitantly priced and are coming into general use for Internet connections. For the occasional high data rate down load for most Internet users, however his FM-SCA service is an excellent choice at lower cost than ISDN lines. It compares favorably with, and may even be superior to Satellite services.

     The service is available throughout the coverage area of the FM station. The extremely good signal to noise ratio for the new APSK sub-carrier modulation method insures a very low bit error rate for all users. Error correction can be built into the receiver for critical applications.

     Nationwide coverage is available through the use of satellites or the Internet, with broadcasting at the local site. For users such as churches and video training providers, the cost compared to cable or satellite use may be greatly reduced.

HOW VMSK/VPSK WORKS

     Two separate high-speed channels are available. For video programs on the separate video channel, one installs a video conferencing camera on location and an ISDN telephone line of the type now being used for Internet connections. The latest MPEG2 video compression insures the highest video quality.

          There are two types of video services:

          (1) Time Cueing. A location is polled for a desire message. If it has a sales announcement, product release or other short message, the station will accept it in sequence. If desired, the messages (Color Video and sound) can be recorded at the station for later broadcast or sequenced and repeated as often as desired. These are excellent sales media for department stores and supermarkets. One pays the normal video rate for the time used. This can be used for telemarketing to Internet download subscribers.



          (2) Dedicated. For schools, special training courses, church services to the home bound etc. A schedule is arranged that will provide exclusive use to the video channel for the scheduled time. One pays for the scheduled time and a slight premium.

APPLICATIONS AND HIGHLIGHTS OF VMSK/VPSK AND VMSK/2 TECHNOLOGY

     VMSK/VPSK and VMSK/2 technology have the ability to perform the following applications:

     Local area networking over the power line: Low cost LAN carries data at 3400 b/s/Hz over the power lines 80 times the present rate.

     Wireless Platforms: Increased revenue can be obtained by increasing the number of customers on all wireless platforms by including: PCS, Analogue, Cell, COMA, TOMA, GSM, Microwave LAN, WAN, TELEMETRY, and FM-SCA Data.

     Data users: For bulk data transmission for many users, such as stock quotes, business record transfer, Internet down loads, etc.

     Wireless: For applications for Wireline transmissions of data, VMSK can enhance all existing wireline services, ie.: Utilizing VMSK as alternative to ADSL and DSL, VMSK can provide three times the distance with less noise and interference that can be attained by the new digital line services offered by the telephone companies.

     The wireline applications that can be expanded with VMSK could be:

               -    Local Phone Lines Service
               -    ISDN services
               -    Dual ISDN
               -    Fractional T-1
               -    T-1
               -    Cable Line Fiber Optic Networks

MARKET TRENDS

     The Internet: The Internet is a collection of computer networks connecting millions of public and private computers around the world. In its formative stages, the Internet was used by government agencies and academic institutions to exchange information publish research and transfer e-mail. A number of factors, including the proliferation of communication enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the internet and, in turn, have produced rapid growth in the number of internet users.

     The emergence of the Web, the graphical multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications media. The case and speed of publishing, distributing and communicating text, graphics, audio and video over the internet has led to a proliferation of internet-based services, including chat rooms, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as the development of online communities. In addition, by eliminating many of the costs involved in executing routine commercial transactions, such as simple banking services and retail purchases, the Internet is rapidly providing individuals and organizations with a new medium for conduction business.

     Growth of the Internet Market: The consumer online and Internet services industry is now in an early stage of a growth evolution that is embracing both consumers and businesses. This growth is created by the internet's ability to provide in a more appealing, cost and time effective manner, many of the functions now provided by mail, telephone and television. It is widely recognized that the evolution of the Internet industry will have enormous implications for the way individuals communicate, work, learn, and entertain themselves.

     Morgan Stanley Research estimates the demand for online and Internet services to closely follow personal computer ("PC") penetration within the home and office. PC penetration recently reached a rate of nearly one-third of all United States households. This penetration rate is similar to the household TV penetration level in the early 1960s and is expected to increase to a level close to the current TV household penetration level of 98% within the next 10 to 20 years.

     Today, the world is populated by some 200 million computers according to Computer Industry Almanac, Inc. They estimate that by the year-end 2001 this figure will increase to 579 million. Combining these figures with the dramatically expanding use of the internet, it becomes clear that we are experiencing a never-before-seen phenomenon: the development of a pervasive world-wide communication network which transcends borders and which fundamentally changes the way the world communicates. Matrix Information and Directory Services estimates that the number of worldwide Internet users will grow to 707 million by the year 2001.

     In this environment, with our advanced communication technology and our broad and expanding network of independent distributor associates and international licensees, we are well positioned to provide what the world needs: integrated facilities to provide the hardware, software and services for reliable, high throughput wireline and wireless internet access elusive goal of realizing cost effective, broadly affordable computer voice communication and teleconferencing. We also project that apart from a burgeoning market and demand for our products and services in what we tend to refer to as the developed countries, there will also be a huge demand by lesser developed countries. As these may lack the wiring infrastructure for modern communications, our wireless high throughput bandwidth facilities will enable them to leapfrog into modern 21st century communication facilities without having to commit to high infrastructure cost investments.

DISTRIBUTION METHODS

     Marketing in the United States and Canada: Following a careful analysis of the marketing strengths of our products and services and its initially limited available resources for traditional marketing we elected to avail ourselves of the power and dynamics of the well established multi-billion dollar per year network marketing industry as the method of distribution in the United States and Canada. With a steadily expanding network of over 4,000 independent distributors associates currently in place, our goal is to become a dominant force in the market place with a ready made marketing and distribution channel for our products and services. Based on our experience in these markets and our knowledge of the industry, we believe that the combination of a network of independent distributors motivated by a generous, well though out compensation package and a range of competitively priced cutting edge electronic communication products and services will enable us to outperform other companies in these markets.

     Marketing outside of North America: Marketing in countries outside of North America will be accomplished through licensing agreements with strongly capitalized parties capable of upfront payments of licensing fees and financing of initial orders. Licensing agreements for several countries are already in place.

COMPETITION

     The market for consumer and business Internet services and online content are extremely competitive and highly fragmented. There are no significant barriers to entry and we expect that competition will intensify in the future. Our most direct competition in these markets are ISPs, national long distance carriers, wireless service providers, OSPs, cable- based data services and Internet content aggregators. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of our products and services. Such technologies include ISDN and XDSL. The basis of competition in these markets include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, operating experience and revenue sharing.

     Many of our competitors and potential competitors have substantially larger subscriber bases, longer operating histories, greater name recognition and more established relationships with application providers than us. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing internet services than us. There can be no assurances that we will able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely effect our business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, operating results or financial condition.

GOVERNMENT REGULATION

FEDERAL

     We provide Internet services, in part, though data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. We currently are not subject to direct regulation by the FCC or another regulatory agency as a provider of basic telecommunication services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunication service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to our entry into the Internet telephone market. The FCC has requested comments on this position, but has not set a deadline for issuing a final decision. Also, a number of local telephone carriers have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include ISPs. Although the Chairman of the FCC has indicated his opposition to levying service charges against ISPs, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject ISPs to state regulation.

     The FCC regulates the licensing construction, operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the 1934 Act, as amended and the roles, regulations and policies promulgated by the FCC thereunder. Included in the regulations in the use of the electromagnetic spectrum in the United States, including the frequency band currently used by our radio products. Part 15 of the FCC regulations defines frequency bands in which unlicensed operation of the radio equipment that meets certain technical and operational requirements is permitted. We utilize CDPD for the majority of our wireless transmissions, which is currently under FCC regulations.

     In the international markets, there are various categories of government regulations. In those countries that have accepted certain worldwide standards, such as the FCC rulings or those from the European Telecommunications Standards Institute, we are not expected to experience significant regulatory issues in bringing our products to market. Approval in these markets involves retaining local testing agencies to verify specific product compliance. However, many developing countries, including the large markets in India and China, have not fully developed or have no frequency allocation, equipment certification or telecommunications regulatory standards. In these types of markets, we will actively work both directly and with industry standard bodies, to conform regulations to worldwide standards.

STATE AND LOCAL REGULATION

     The scope of the regulatory authority covers such matters as the terms and conditions of interconnection between Local Exchange Carriers ("LECs") and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to the availability of capacity on a wholesale basis. In these areas, particularly, the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

     The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between local exchange carriers and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of number portability to permit customers to retain their telephone numbers when they change service providers, and alterations in the structure of universal service funding among other matters.

     We may become an active participant in proceedings before the FCC and before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have significant impacts on the competitive market structure among wireless providers and other carriers. We are unable at this point to predict the scope, pace, or financial impact of policy changes which could be adopted in these proceedings. To keep it apprised of developments in this area, we will retain special FCC counsel in the event we deem it necessary.

RECENT EVENTS

     The 1996 Act mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a federal-state joint board. The FCC released a tentative implementation schedule on February 12, 1993 Much of this implementation must be completed in numerous virtually simultaneous proceedings with short, 6 to 18 month deadlines. These proceedings are expected to address issues and proposals already before the FCC in pending rule making proceedings affecting the wireless industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states.

     The primary purposes and effect of the new law is to open all telecommunications markets to competition including the local wireline loop. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to hold notice and comment proceedings and to preempt all inconsistent state and local laws and regulations. Only narrow powers are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are both consistent with the 1996 Act's universal service provision and necessary for universal service, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or adopt new requirements under this section is not clearly spelled out. Before it preempts a state or local requirements as violating the entry barrier prohibition, the FCC must hold a notice and comment proceeding.

     The recently enacted Telecommunications Act contains certain provisions that lift, or establish procedures for lifting certain restrictions relating to RBOC's ability to engage directly in internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service. In addition, the Telecommunication Act allows the RBOC's to provide electronic publishing of information and databases. Competition from these Companies could have an adverse effect on the Company's business.

     Due to the increasing use of the internet, it is possible that additional laws and regulations may be adopted with respect to the internet, covering issues such as content , user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the internet access industry, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on us.

PROPRIETARY INFORMATION

     We have developed custom designed software for use with internet access and relies on a combination of copyright, trademark, patent and trade secrets and contractual restrictions to establish and protect our licensed and patented VMSK/VPSK technology.

     It is our policy to execute agreements with employees and consultants upon commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us is to be owned by the Company or its respective subsidiaries and kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurances that the steps taken by us will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.


EMPLOYEES


     As of February 29,2000, we employed a total of twenty-three employees, four of whom are in management, one in administration, four in marketing, four in customer service five on the technical staff, one in information and four in our lab.

     None of our employees are represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good.

FACILITIES

     We currently lease our office facilities on a year to year basis for $3,200 per month to provide space for administration, technical support and customer service.

     Our facilities are adequate for our current needs and suitable additional space, when needed, will be available to accommodate expansion of our operations on commercially reasonable terms.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information regarding beneficial ownership of our common stock as of February 29, 2000, by (i) each person including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 (the "Exchange Act") who is known by us to own beneficially 5% or more of the common stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of shares authorized is 60,000,000 shares, each of which is $.001 per share par value. 12,299,842 shares have been issued and are outstanding:

                                    Shares Beneficially                Shares Beneficially
                                    Owned Prior to Offering            Owned after Offering
                                    -----------------------            --------------------
                                    Number           Percent           Number           Percent
                                    ------           -------           ------           -------

Robert Snyder                       3,625,000        29.48%            3,625,000        24.01%

Dennis Snyder                       3,800,000        30.90%            3,800,000        25.17%

Joseph Lechiara                       101,500          .83%              101,500          .68%

Barry Gilliland                        93,319          .76%               93,319          .62%

Total shares outstanding           12,299,842       100.00%           15,099,842       100.00%

     Directors and officers as a group 7,619,819 shares.

     Robert Snyder and Dennis Snyder are (a) related by blood or marriage,(b) directors and (c) officers. Barry Gilliland is a director and an officer. Joseph Lechiara is an officer.

     The adult Snyder children own an additional 600,000 founder shares.

     All shares held by officers, directors and shareholders who own 5% or more of our stock will be held in escrow pursuant to an escrow agreement required by the Ohio Division of Securities. Those insider shares may not be sold or transferred for at least one year and perhaps as long as four years depending on the financial performance of the company. Such shares of insiders are allowed to be released from escrow if the company's audited financial statements show fully-diluted earnings, after taxes and exclusive of extraordinary items, of at least $.60 per share (12% of our public offering price) for four consecutive quarters. If the escrowed shares are not released under these financial criteria, then 25% of them will be released automatically on each of the fifth through eight anniversaries of the effective date to the registration of this offering.

                                   MANAGEMENT

     There are currently three (3) occupied seats on the board of directors. The following table sets forth information with respect to the directors and executive officers.

                                                                                DATE SERVICE
NAME                      AGE               OFFICE                              COMMENCED
----                      ---               ------                              ---------
Robert Snyder*             54               Chairman, President                 December, 1997
                                            & Chief Executive Officer

Joseph Lechiara            64               Chief Financial Officer             August, 1998
                                            & Treasurer

Dennis Snyder*             44               Vice President of Technology        December, 1997

Barry Gilliland*           46               Vice President of Customer          December, 1997
                                            Service

          *    Indicates Board Member

All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the board of directors. We intend to increase the board from its present three members to a minimum of six members by adding outside directors at our next shareholders meeting.

     The officers and directors are set forth below.

     ROBERT SNYDER, President, CEO and Chairman. Mr.Snyder, as company co-founder, integrated the resources and technology into the platform that supports AlphaCom's product rollout to its distributor base. Additionally, he developed the business model that defines the Company's line of products and services. Mr. Snyder's business background includes over 34 years of related experience in establishing and maintaining start-up businesses involved in manufacturing, sales and marketing, network marketing and finance. In 1964, he established a company to sell and distribute office supplies and copy machines that has enjoyed over 35 years of continuous operation. During his career, he has demonstrated the ability to develop marketing plans and sales strategies having established five additional companies. With considerable experience in small business investment ventures, Mr. Snyder brings to AlphaCom the leadership and financial skills he employed successfully in other businesses. He most recently was an independent distributor for Quorum International until March of 1996 when he formed Alpha Beta Communications as the forerunner to AlphaCom, Inc. Mr. Snyder intends to devote full time to the Company acting in an executive capacity.

     JOSEPH M. LECHIARA, Chief Financial Officer. Mr. Lechiara was an Audit Partner in a big six accounting firm with 25 years experience. His responsibilities included working with start-up companies to very large Fortune 500 companies in audit, tax and consulting activities. His experience includes numerous U. S. Securities and Exchange Commissions (SEC) filings and compliance with Federal and State Regulatory agencies over a broad spectrum of industries including Manufacturing, life insurance, food processing, distribution, theme parks and transportation. In 1985, Mr. Lechiara purchased American Brewed Coffee and proceeded to grow it until he sold it to a national chain in 1993. At the same time he formed American Spring Water (sold in 1995), American Hospitality Coffee Service (Inn Room Coffee Service), American Music & Vending and J & P Associates (a consulting company). During 1995, Mr. Lechiara sold all companies except for J & P Associates. From 1995 until he joined the Company, he designed and implemented accounting systems for various companies under the J & P Associates banner. Mr. Lechiara intends to devote full time to the Company acting in an executive capacity.

     DENNIS SNYDER, Vice President of Technology. Mr. Snyder, company co-founder, has 18 years experience in oversite of service and repair of high tech electronic equipment. He became the lead troubleshooter for an electronics firm where he performed as assistant service manager. Dennis Snyder has owned his own software development and computer consulting businesses within his career in the computer industry. Most recently he was an independent distributor for Quorum International until June 1996 when he became service manager for Andy Sprinkler Services. In December 1997, he became the co-founder of AlphaCom, Inc.. Most recently, he has been directly involved in the sales and marketing of high tech products and services. Mr. Snyder intends to devote full time to the Company acting in an executive capacity.

     BARRY GILLILAND, Vice President of Customer Service. Mr. Gilliland has extensive background in office and manufacturing management. His responsibilities included supervising over 50 employees as production foreman, the implementation of several company-wide programs, production scheduling, inventory control and statistical quality control. He developed and implemented a purchasing program of new products while maintaining communications with vendors. He established a corporate fleet and facility management program which produced substantial savings for the corporation. Mr. Gilliland's implementation skills are a key asset to the Company and its distributor base. From 1987 to May 1997, he was involved in corporate purchasing for Kinko's. He then became an independent consultant before joining AlphaCom in December 1997. Mr. Gilliland intends to devote full time to the Company acting in an executive capacity.

EXECUTIVE ADVISORY BOARD
We will establish an informal executive advisory board, appointed by Mr. Robert Snyder. The role of the executive advisory board is to be available to assist our management with general business and strategic planning advice upon request from time-to time. Accordingly, the executive advisory board members intend to devote themselves part-time to our affairs.

EXECUTIVE COMPENSATION

     The following table sets forth the annual renumeration for the highest paid officers and directors for the annual period ended December 31, 1999.



                                  Capacities in Which                          Aggregate
Name                       Remuneration was Received                          Remuneration
------------------------------------------------------------------------------------------
Robert Snyder              Chairman, President and Chief                        $52,000
                           Executive Officer
Joseph Lechiara            Chief Financial Officer and Treasurer                $52,000

Dennis Snyder              Vice President of Technology                         $52,000

Barry Gilliland            Vice President of Customer Service                   $38,220

EMPLOYMENT AGREEMENTS

     We plan to enter into employment agreements with each of Messrs. Robert Snyder, Dennis Snyder, Joseph Lechiara and Barry Gilliland which provide for an annual base compensation of $52,000, $52,000, $52,000 and $38,220, respectively, and such bonuses as the board of directors may from time to time determine.

STOCK OPTIONS

     We have not adopted any formal stock option plans to reward and provide incentives to our officers, directors, employees, consultants and other eligible participants, but is anticipated we will do so as follows: an executive stock incentive plan, an incentive stock option plan, and a stock incentive plan. The board set aside 250,000 shares for issuance under these plans, if and when adopted. Awards under each plan may be in the form of incentive stock options or non-qualified stock options. We will not grant non-qualified stock options with an exercise price of less than 85% of the fair market value of our common stock on the date of grant of the relevant option. The plans will be administered by our board of directors, which is authorized to select the plan recipients, the time or times at which awards may be granted and the number of shares to be subject to each option awarded.

OTHER TRANSACTIONS

     All transactions between our company and its officers, directors and 5% or more shareholders will be on terms no less favorable to the Company than that which could be obtained from independent third parties.

DIRECTORS' COMPENSATION

     Our directors receive no compensation for their services as directors. Members of the executive advisory board will receive payment for their services, travel and other expenses incurred in connection with attendance at each meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     At present we have not entered into individual indemnity agreements with our officers or directors. However, our by-laws contain a provision which requires us to indemnify any director or officer, or former director or officer against actual expenses incurred in defending any legal action where they are a party by reason of being or having been a director or officer. However, we are not require to indemnify any such person who is found to be liable for negligence or misconduct in their performance of their duty.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

DIRECTORS AND OFFICERS INSURANCE

     We are exploring the possibility of obtaining directors and officers liability insurance. We have obtained several premium quotations but have not entered into any contract with any insurance company to provide said coverages as of the date of this offering. There is no assurance that we will be able to obtain such insurance.

KEYMAN LIFE INSURANCE

     Life insurance on key personnel is expected to be purchased after the effective date of this offering from offering proceeds, in amounts up to $1 million, 50% payable to the Company and 50% payable to family beneficiaries. We are planning to purchase such insurance to provide us with the capital to replace the executive loss (executive search for successor, etc.). The costs of such insurance is not expected to be material.

                              CERTAIN TRANSACTIONS

     On December 5, 1997, the Board of Directors authorized the issuance of an aggregate 8,025,000 shares as founder's stock at a price of $.001 per share, to Messrs. Robert Snyder and Dennis Snyder and their adult children.

     On January 30, 1998, the Board authorized the issuance of an aggregate of 1,272,000 shares as founder's stock to its employees, and advisors to the Company at a price of $.001 per share, to approximately 26 individuals. Subsequently, on September 30, 1998, 33,000 shares were issued to employees at a price of $.18 per share.

     As of July 2, 1998, we issued 1,653,354 restricted shares of our common stock to 47 minority shareholders of Alpha Beta Communications, Inc. (ABC). Under Rule 144 of the Securities and Exchange Act of 1934 those shares must be held for a minimum of one year after issuance before trading provided our stock is listed for trading. We further agreed to make a $200,000 cash payment to ABC's majority shareholder, Robert Snyder, the Chairman, President and Chief Executive Officer of AlphaCom, Inc. The $200,000 payment is only to be paid upon AlphaCom completing a successful public offering of our common stock. We are not liable for any other creditor, consumer, entity or payables not listed prior to June 1, 1998.

     In July 1998, we offered 750,000 units, consisting of one share of our common stock and a promissory note equal to $1.00, at $1.00 under Regulation D, Rule 504. We successfully closed this offering September 30, 1998.

     In the fall of 1998, approximately 970,000 shares of founders' stock were privately sold to some of our distributors. These shares were not sold pursuant to an effective registration statement, and may have been sold without an available exemption from the registration requirements of the applicable federal or state securities laws. As a result, we believed that the distributors who received those shares had a right to ask for a refund of their purchase price or to receive duly registered shares in exchange for their shares. We began the process of offering to rescind those transactions in the summer of 1999, offering the distributors either cash or a commitment to exchange their shares as soon as feasible. Up to 900,000 shares are being registered in this offering for that purpose. We believe that we have, or will through the completion of this rescission offer, satisfied our securities law obligations to these distributors.

     In November 1998, the board of directors authorized the issuance of 124,000 shares, plus incentives, in connection with a consulting contract for services rendered. The board also reserved 500,000 shares to fund warrants to be issued in connection with a proposed loan of $2,500,000. Warrant holders will be entitled to purchase common stock at $1.00 a share after holding the warrants for one year. The actual loan was for $160,000 with 32,000 warrants.

     We subsequently sold a private placement offering at $1.00 per share, under Regulation D, Rule 506, dated October 8, 1998, to twenty investors in the amount of $250,000.

     On April 19,1999, the board of directors set aside 300,000 additional shares at $1.00 a share to be issued to employees in lieu of cash bonus, of which 83,000 shares have been issued as of February 29, 2000. In addition, the board of directors authorized the issuance of 80,000 shares to the Chief Financial Officer at $1.00 a share.

     On November 23, 1999, we entered into a stock purchase contract and issued 20,000 shares at a purchase price of $5.00 per share. In addition, options to purchase up to 980,000 shares at $5.00 per share were granted. However, these options are tied to a performance clause and must be exercised on or before November 22, 2000.

     We also issued warrants which would allow the holders thereof to purchase up to 300,000 shares of our common stock at the offering price per share included in the proposed offering which may be exercised, at the warrant holders option, within a one week time frame after we receive approval from the Securities and Exchange Commission on our offering.

     In December 1999, we entered into a one year consulting contract with a New York firm for financial services. Compensation includes the issuance in the near future of 200,000 shares of stock at $5.00 per share.

                            DESCRIPTION OF SECURITIES

     All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Nevada law and to the provisions of our articles of incorporation and by-laws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

COMMON STOCK

     We are authorized to issue 60,000,000 shares, at a par value of $.001 per share. As of the date of this prospectus, there are 12,299,842 shares outstanding. After giving effect to the offering, the issued and outstanding capital stock of the Company will consist of 15,099,842 shares.

     YOU HAVE THE VOTING RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to one vote for each share held of record on matters to be voted on by stockholders. You have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election.

     YOU HAVE DIVIDEND RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the board of directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

YOU HAVE RIGHTS IF WE ARE LIQUIDATED.

     Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock is, and the common stock offered hereby, when issued in exchange for the consideration paid as set forth in this prospectus, will be, fully paid and non-assessable. Our directors, at their discretion, may borrow funds without your approval, which potentially further reduces the liquidation value of your shares.

     YOU HAVE NO RIGHT TO ACQUIRE SHARES OF STOCK BASED UPON THE PERCENTAGE OF OUR COMMON STOCK YOU OWN WHEN WE SELL MORE SHARES OF OUR STOCK TO OTHER PEOPLE. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of the percentage ownership that you own.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 15,099,842 shares issued and outstanding assuming all the shares offered herein are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.

     There will be approximately 12,299,842 shares outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

     The common stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally. Common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

     As of the date hereof and upon completion of the offering, none of our common stock (other than those which are qualified by the Securities and Exchange Commission in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer or otherwise dispose of their common stock or any securities convertible into common stock for a period of 12 months from the date hereof.

     Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90 day period, but without a holding period.

     There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is little or no likelihood that an active and public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurances that a public market for our common stock will develop. If a public market for the common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 relating to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matters involved.

     The registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov.

     We intend to furnish to our shareholders annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

     We will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request shall be directed to the Chief Financial Officer of AlphaCom, Inc., Joseph M. Lechiara, at 1035 Rosemary Boulevard, Akron, Ohio 44306, Tel. # (330) 785- 5555.

     Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

     You can also call or write us at any time with questions you may have. We would be pleased to speak with you about any aspect of this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "risk factors" section of this prospectus. Therefore, you should not place undue reliance upon these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the company and general business conditions.

                              STOCK TRANSFER AGENT

     Our transfer agent and registrar of the common stock is American Stock Transfer & Trust Company, 40 Wall street, New York, New York 10004.

                                     EXPERTS


     The consolidated combined financial statements of AlphaCom, Inc. and Subsidiary and Affiliate (development stage companies) as of and for the years ended December 31, 1999 and 1998 have been audited by Spector & Saulino, CPA's, L.L.C., independent auditors, as set forth in their report thereon included herein and incorporated herein by reference. Such consolidated combined financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel. However, Robert Snyder, our president has a federal tax lien filed against him which could cause his assets to be seized by the IRS, including his AlphaCom stock, if a payment arrangement is not agreed upon and complied with.

     The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, N.Y. 11509, Tel. # (516) 371-4598, will pass upon certain legal matters relating to the Offering.

         There is no underwriter for this offering, therefore, offerees will not have the benefit of an underwriter's due diligence efforts which would typically include the underwriter to be involvede in the preparation of disclosure and the pricing of the common stock offered hereby among other matters. As we have never engaged in the public sale of our common stock, we have no experience in the underwriting of any such offering. Accordingly, there is no prior experience from which investors may judge our ability to consummate this offering. In addition, the common stock is being offered on a "best efforts" basis. Accordingly, there can be no assurances as to the number of shares that may be sold or the amount of capital that may be raised pursuant to this offering.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (DEVELOPMENT STAGE COMPANIES)
               INDEX TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS



Consolidated Combined Balance Sheets - Unaudited
As of February 29, 2000 and February 28, 1999...............................................................F-2

Consolidated Combined Statements of Operations - Unaudited For the two months ended February 29, 2000 and February 28, 1999
And for the period from inception through February 29, 2000.................................................F-4

Consolidated Combined Statements of Changes in Stockholders' Deficit - Unaudited
For the two months ended February 29, 2000 and February 28, 1999............................................F-5

Consolidated Combined Statements of Cash Flows - Unaudited For the two months ended February 29, 2000 and February 28, 1999
And for the period from inception through February 29, 2000.................................................F-6

Notes to Consolidated Combined Financial Statements - Unaudited
As of and for the two months ended February 29, 2000 and February 28, 1999..................................F-8


Report of Independent Certified Public Accountant..........................................................F-16

Consolidated Combined Balance Sheets
As of December 31, 1999 and 1998...........................................................................F-17

Consolidated Combined Statements of Operations
For the years ended December 31, 1999 and 1998
And for the period from inception through December 31, 1999................................................F-18
2
Consolidated Combined Statements of Changes in Stockholders' Deficit
For the years ended December 31, 1999 and 1998.............................................................F-19

Consolidated Combined Statements of Cash Flows For the years ended December 31, 1999 and 1998
And for the period from inception through December 31, 1999................................................F-20

Notes to Consolidated Combined Financial Statements
As of and for the years ended December 31, 1999 and 1998...................................................F-23

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                CONSOLIDATED COMBINED BALANCE SHEETS - UNAUDITED
                    February 29, 2000 and February 28, 1999

                                    -------


                                                       ASSETS

                                                                                2000                 1999
                                                                                ----                 ----

Current assets:
   Cash                                                                 $          191,372   $             3,096
   Accounts receivable:
     Trade                                                                          84,590                 5,196
     Other                                                                          36,688                 5,195
     Less:  allowance for bad debts                                                 (5,001)               (7,001)
                                                                       -------------------   -------------------

                                                                                   116,277                 3,390

   Prepaid expenses and other current assets                                     1,115,619               328,218
   Inventories                                                                      38,040                49,617
                                                                       -------------------   -------------------

              Total current assets                                               1,461,308               384,321
                                                                       -------------------   -------------------



Property and equipment:
   Machinery and equipment                                                         144,990                55,896
   Furniture and fixtures                                                           38,133                38,133
   Vehicles                                                                         56,725                54,537
   Website in progress                                                             119,416                 -
   Leasehold improvements                                                           34,580                34,580
                                                                       -------------------   -------------------

                                                                                   393,844               183,146

       Less accumulated depreciation
         and amortization                                                           75,726                25,344
                                                                       -------------------   -------------------

              Total property, plant and equipment                                  318,118               157,802
                                                                       -------------------   -------------------

Other assets:
   Patent rights                                                                   205,000               205,000
   Advance on investment                                                             7,500                 -
   Deferred registration costs                                                      75,048                 -
   Deposits                                                                          5,579                13,341
                                                                       -------------------   -------------------

              Total other assets                                                   293,127               218,341
                                                                       -------------------   -------------------


              Total assets                                             $         2,072,553   $           760,464
                                                                       ===================   ===================






                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
          CONSOLIDATED COMBINED BALANCE SHEETS, Continued - UNAUDITED
                    February 29, 2000 and February 28, 1999

                                    -------


                                       LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                 2000                   1999
                                                                                 ----                   ----

Current liabilities:
   Notes payable, related party                                            $       666,306      $        721,306
   Notes payable, others, less unamortized
     discount of $24,147 in 1999                                                 2,529,000               931,003
   Current portion of long-term debt                                               169,486                 8,763
   Accounts payable, trade                                                         770,939               708,387
   Accrued interest, related party                                                  59,635                22,768
   Accrued interest, others                                                        170,423                40,710
   Accrued expenses                                                                333,034                81,250
   Deferred compensation                                                           162,223               118,303
   Accrued consulting fees                                                       1,000,000                  -
                                                                           ---------------       ---------------

       Total current liabilities                                                 5,861,046             2,632,490
                                                                           ---------------       ---------------

Long-term liabilities:
   Deferred license fees                                                            80,000                 -
   Long-term debt, net of current portion                                           14,795                24,774
                                                                           ---------------       ---------------

       Total long-term liabilities                                                  94,795                24,774
                                                                           ---------------       ---------------

       Total liabilities                                                         5,955,841             2,657,264
                                                                           ---------------       ---------------

Stockholders' deficit:
   Common stock (Note 7)                                                           266,849               266,533
   Additional paid-in capital                                                      747,821               393,752
   Treasury stock                                                                   (1,653)               (1,653)
   Deficit accumulated during the development
     stage                                                                      (4,896,305)           (2,555,432)
                                                                           ---------------       ---------------


       Total stockholders' deficit                                              (3,883,288)           (1,896,800)
                                                                           ---------------       ---------------

       Total liabilities and stockholders' deficit                         $     2,072,553      $        760,464
                                                                           ===============      ================


                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
           CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS - UNAUDITED
        for the two months ended February 29, 2000 and February 28, 1999 and for the period from inception through February 29, 2000

                                    -------

                                                          Cumulative
                                                        From Inception
                                                       April 19, 1996 to
                                                       February 29, 2000          2000                 1999
                                                       -----------------          ----                 ----

Net sales, communication equipment                     $        388,846   $         19,106      $         34,429

Cost of sales, communication equipment                          147,998              1,261                21,352
                                                       ----------------  -----------------      ----------------

         Gross profit, equipment                                240,848             17,845                13,077
                                                       ----------------   ----------------      ----------------

Net sales, communication services                               203,329             47,259                 8,076

Cost of sales, communication services                            57,894             14,183                 2,608
                                                      -----------------   ----------------     -----------------

         Gross profit, services                                 145,435             33,076                 5,468
                                                       ----------------   ----------------     -----------------

         Total gross profit                                     386,283             50,921                18,545

Selling, general and administrative
     expenses                                                 4,822,677            489,241               209,610
                                                        ---------------    ---------------       ---------------

         Loss from operations                                (4,436,394)          (438,320)             (191,065)
                                                        ---------------    ---------------       ---------------


Other income (expense):
   Other                                                          9,276              -                     -
   Interest expense                                            (469,187)           (56,570)              (19,573)
                                                        ---------------    ---------------       ---------------

         Total other expense                                   (459,911)           (56,570)              (19,573)
                                                        ---------------    ---------------       ---------------

         Net loss                                        $   (4,896,305)    $     (494,890)       $     (210,638)
                                                         ==============     ==============        ==============


         Net loss per common share                       $        (0.48)    $        (0.04)       $        (0.02)
                                                         ==============     ==============        ==============




                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
CONSOLIDATED COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT - UNAUDITED for the two months ended February 29, 2000 and February 28, 1999

                                    -------

                                           Number of
                                            Common                                             Deficit
                                            Shares      Par Value                            Accumulated
                                          Issued and       of       Additional   Treasury    During the          Total
                                          Outstanding    Common       Paid-in      Stock     Development     Stockholders'
                                            Note 7        Stock       Capital     Note 7        Stage           Deficit
                                            ------        -----       -------     ------        -----           -------

Balances at December 31,1998             11,984,042    $  266,533   $  393,752  $  (1,653)   $ (2,344,794) $ (1,686,162)

      Net loss                                   -             -            -          -         (210,638)     (210,638)
                                       ------------    ----------   ----------  ---------    ------------  ------------

Balances at February 28, 1999            11,984,042    $  266,533   $  393,752  $  (1,653)   $ (2,555,432) $ (1,896,800)
                                       ============    ==========   ==========  =========    ============  ============


Balances at December 31, 1999            12,299,842    $  266,849   $  747,821  $  (1,653)   $ (4,401,415) $ (3,388,398)

      Net loss                                   -             -            -          -         (494,890)     (494,890)
                                       ------------    ----------   ----------  ---------    ------------  ------------

Balances at February 29, 2000            12,299,842    $  266,849   $  747,821  $  (1,653)   $ (4,896,305) $ (3,883,288)
                                       ============    ==========   ==========  =========    ============  ============



                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
           CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS - UNAUDITED
        for the two months ended February 29, 2000 and February 28, 1999 and for the period from inception through February 29, 2000
                           Increase (Decrease) in Cash

                                    -------

                                                          Cumulative
                                                        From Inception
                                                       April 19, 1996 to
                                                       February 29, 2000         2000                 1999
                                                       -----------------         ----                 ----

Cash flows from operating activities:
   Net loss                                            $     (4,896,305)   $      (494,890)      $      (210,638)
                                                       ----------------    ---------------       ---------------

Adjustments to reconcile net loss
  to net cash used in operating activities:
   Depreciation and amortization                                418,892            176,186                18,345
   Stock issued to key employees for
     compensation                                               170,212              -                     -
   Stock issued in connection with
     consulting services                                        132,800              -                     -


(Increase) decrease in assets:
   Accounts receivable, trade                                    (4,590)            (2,036)               10,263
   Accounts receivable, employees                                 -                  -                     5,710
   Accounts receivable, other                                   (36,688)           (15,299)                2,345
   Allowance for bad debts                                        5,001              -                     -
   Prepaid expenses and other current assets                   (323,785)                (7)              (59,713)
   Inventories                                                  (38,040)           (16,823)              (28,982)
   Deferred registration costs                                  (75,048)             -                     -
   Deposits                                                      (5,579)             -                     -

Increase (decrease) in liabilities:
   Accounts payable, trade                                      770,939             (8,337)               17,846
   Accrued interest, related party                               59,635              6,077                 6,586
   Accrued interest, others                                     170,423             40,699                 4,253
   Accrued expenses                                             291,619            (27,988)               24,602
   Deferred compensation                                        162,223             16,542                17,003
                                                       ----------------    ---------------       ---------------

     Total adjustments                                        1,698,014            169,014                18,258
                                                       ----------------  -----------------    ------------------

     Net cash used in operating activities                   (3,198,291)          (325,876)             (192,380)
                                                       ----------------  -----------------     -----------------

Cash flows from investing activities:
   Purchase of property and equipment                          (393,844)           (16,188)              (17,105)
   Purchase of patent rights                                   (205,000)             -                      -
   Advance on investment                                         (7,500)             -                      -
                                                       ----------------    ---------------       ---------------


     Net cash used in investing activities                     (606,344)           (16,188)              (17,105)
                                                       ----------------    ---------------       ---------------



                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
      CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS, Continued - UNAUDITED
        for the two months ended February 29, 2000 and February 28, 1999 and for the period from inception through February 29, 2000
                           Increase (Decrease) in Cash

                                    -------

                                                           Cumulative
                                                         From Inception
                                                        April 19, 1996 to
                                                        February 29, 2000          2000                  1999
                                                        -----------------          ----                  ----

Cash flows from financing activities:
   Proceeds from long-term debt                                 203,924              -                     -
   Repayment of long-term debt                                  (19,643)            (1,509)                 (901)
   Proceeds from notes payable, related party                   721,306              -                     -
   Repayment of notes payable, related party                    (55,000)             -                     -
   Proceeds from notes payable, others                        2,575,000            530,000               212,600
   Repayment of notes payable, others                          (181,000)           (36,500)               (7,450)
   Proceeds from the sale of stock                              751,420              -                     -
                                                     ------------------   ----------------     -----------------

         Net cash provided by financing
            activities                                        3,996,007            491,991               204,249
                                                     ------------------   ----------------     -----------------

         Net increase (decrease) in cash                        191,372            149,927                (5,236)

Cash, beginning of period                                         -                 41,445                 8,332
                                                     ------------------   ----------------     -----------------

Cash, end of period                                  $          191,372   $        191,372     $           3,096
                                                     ==================   ================     =================


Supplemental disclosures of cash flow information:

   Cash paid during the period for:
     Interest                                        $          140,349 $            9,794     $           8,734
                                                     ================== ==================     =================


Supplemental disclosure of non-cash
   investing and financing activities:

     During 2000, the Company accrued $80,000 of deferred license fees. This fee is expected to be received within twelve months of February 29, 2000.


                     The accompanying notes are an integral
                       part of these financial statements.

         NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS - UNAUDITED

                                     -----

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS

     AlphaCom, Inc. ("AlphaCom") was incorporated on December 1, 1997 under the laws of the State of Nevada and commenced operations on January 1, 1998. AlphaCom will distribute high-technology communication products and services to consumers who utilize the internet. Sales and distribution will be accomplished through a network marketing system in North America and through authorized distributors and licensees in countries outside of North America.

     The following is a summary of significant accounting policies:

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated combined financial statements include the accounts of AlphaCom and its wholly-owned subsidiary (AlphaCom Canada, Ltd.) together with Alpha Beta Communication, Inc., a company affiliated through common management and ownership (the "Company"). All significant intercompany profits, balances, and transactions have been eliminated in consolidation.

     FOREIGN CURRENCY TRANSLATION

     The Company's account balances that are in Canadian currency (which result from the Canadian subsidiary) have been translated in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities have been translated at exchange rates as of the end of the year. Income and expense accounts have been translated at the average exchange rates during the year. Due to limited activity at the Canadian subsidiary, there were no transaction gains and losses from remeasurement of monetary assets, liabilities, income and expense.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at February 29, 2000 and February 28, 1999 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

     LICENSE FEES

     Revenue from sales of licenses will be recognized on a straight-line basis over the ten year license period. AlphaCom is responsible for the protec-tion of the patent rights for the licensee during the license period.

     INVENTORIES

     Inventories consist primarily of computer communication hardware and software and are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                    -------



1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     (Continued)


     DEPRECIATION

     Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets for financial statement purposes; accelerated methods are primarily used for tax purposes.


     PATENT RIGHTS

     Patent rights will be amortized over the shorter of the period benefited from the sale of the technology or the remaining life of the patent. No amortization has been recorded as sales of the technology have not commenced.


     INCOME TAXES

     Income taxes are provided for the tax effect of transactions reported in the consolidated combined financial statements and consist of taxes currently due plus deferred taxes related primarily to net operating loss carryforwards and differences between the basis of property and equipment and various reserves and accruals for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled (Note
     9).


     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.

     The Company grants credit to its customers. The Company performs ongoing credit evaluations of its customers and does not require collateral.


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates inherent in the financial statements include allowance for bad debts, depreciation and amortization of property, plant and equipment, intangible assets and deferred costs. Actual results could differ from those estimates.


     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if the dilutive agreement resulted in the issuance of common stock that then shared in the earnings of the Company.

     At February 29, 2000, 32,000 shares of potential common stock related to detachable warrants on a secured loan agreement (Note 6) were excluded from the computation of diluted loss per share because their inclusion would have an antidilutive effect on loss per share.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                    -------


2.   LIMITED ASSET PURCHASE:

     In July of 1998, AlphaCom entered into a Limited Asset Purchase Agreement (Agreement) with Alpha Beta Communications, Inc. ("ABC"). An officer stockholder of AlphaCom owned 92% of ABC at the time of the Agreement. The Agreement provided for the purchase of substantially all of the assets and assumption of certain liabilities of ABC in exchange for $475,767 due AlphaCom from ABC and the issuance of 1,653,354 shares of $.001 par value common stock, issued to the minority stockholders of ABC. The tangible assets acquired included accounts receivable, inventories, property and equipment, prepaid and other assets. Management estimated the fair market value of these assets to be $208,950. In addition, AlphaCom acquired intangible assets including trade names, client list, distributor base and/or subscribers. As part of the transaction, AlphaCom also assumed liabilities of $37,507. In addition, AlphaCom has a commitment to pay $200,000 to ABC's majority stockholder, who is also a stockholder in AlphaCom, contingent upon a successful public offering of AlphaCom.

     The transaction, between entities under common control, has been recorded utilizing historical costs for recorded asset and liability accounts and par value for common stock issued. No value has been assigned to intangible assets acquired.

     AlphaCom exchanged 1,653,354 shares of its common stock for net assets of ABC. The issuance of AlphaCom's shares has been recorded at par value ($.001 per share). ABC exchanged AlphaCom's stock for the minority shares outstanding (totaling 62 shares) of ABC. The minority shares are held as treasury stock of ABC and valued at par value of AlphaCom's shares.


3. PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets consist of the following at February 29, 2000 and February 28, 1999:

                                                                                   2000                  1999
                                                                                   ----                  ----

       Prepaid royalties                                                       $   320,000         $     320,000
       Deferred consulting expense                                                 791,834                 -
       Prepaid rent and expenses                                                     3,785                 8,218
                                                                               -----------         -------------

                                                                               $ 1,115,619         $     328,218
                                                                               ===========         =============

     The Company prepaid royalties due on sales of software made available through a development firm. These royalties will be amortized, on a per unit basis, as sales of software commence in May 2000. According to the agreement with the licensor, the prepaid royalty can only be used to offset future royalties, no portion of the prepaid amount can be refunded to AlphaCom.

     In December of 1999, AlphaCom entered into a consulting agreement with an entity to provide financial advice and other services. As part of the agreement, AlphaCom agreed to pay a nonrefundable consulting fee of 200,000 shares of common stock. The shares are payable 100,000 shares of restricted stock upon signing of the agreement and 100,000 registered shares payable in four to six months. The agreement has an initial term of twelve months.

     The agreement also provides for a monthly advisory fee of $10,000 commencing January of 2000 and a success fee based upon a percentage of capital and/or other consideration provided through the efforts of the entity.

     The non-refundable consulting fee of 200,000 shares, valued by management at $5 per share has been shown as a prepaid expense and accrued liability at February 29, 2000. The prepaid fee is being amortized on a monthly basis over one year commencing December 15, 1999. The accrued liability will be satisfied through the issuance of 200,000 shares of stock during 2000.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                    -------


4.   NOTES PAYABLE, RELATED PARTY:

     AlphaCom has notes payable to an officer-stockholder amounting to $666,306 and $721,306 at February 29, 2000 and February 28, 1999. The notes bear interest at rates ranging from 5.1% to 5.6%, are unsecured and are payable at the later of the completion of AlphaCom's planned SB-2 offering or July 31, 2000. The weighted average of the interest rates is 5.54% and the estimated fair value of these notes equals their book value at February 29, 2000.

     Accrued interest on notes payable, officer-stockholder amounted to $59,635 and $22,768 at February 29, 2000 and February 28, 1999, respectively. No interest has been paid on notes payable, officer-stockholder.


5.   NOTES PAYABLE, OTHERS:

     Notes payable, others consist of two components notes payable, bridge loan and notes payable, others. The details of these components are as follows:

     In 1998 AlphaCom entered into bridge loan financing with a number of individual creditors and issued unsecured notes payable. The notes payable, bridge loan aggregate $649,000 and $718,403 at February 29, 2000 and February 28, 1999, respectively. The terms of the notes include interest at a stated rate of 12% per annum together with one share of AlphaCom's $.001 par value common stock for each one dollar borrowed. For purposes of this transaction, management valued the common stock at $.18 per share at the time of the stock issuance. The notes mature at the later of the completion of AlphaCom's planned SB-2 offering or July 31, 2000.

     The aggregate discount on the notes payable, bridge loan was determined by management to be approximately $135,000 and was amortized over the estimated life of the notes. The discount was fully amortized as of February 29, 2000. The estimated fair value of these notes equals their book value.

     Notes payable, others in the amount of $1,880,000 and $212,600 at February 29, 2000 and February 28, 1999, respectively, consists of notes and advances payable to individuals bearing interest at 12% to 14%. The notes and advances are unsecured and are due July 31, 2000.

     Certain notes and advances payable contain warrants that allow the holders an option to convert all or any part of the note into 292,000 shares of AlphaCom at the estimated $5.00 offering price per share within five business days of the effective date of the planned SB-2 offering.


6.   LONG-TERM DEBT:

     Long-term debt consists of the following at February 29, 2000 and February 28, 1999:

                                                                                    2000                  1999
                                                                                    ----                  ----
     Senior secured loan agreement bearing interest at 12%.
     The note matures July 31, 2000 at which time
     a balloon payment for the entire principal is due.                     $      160,000    $            -

     Note payable, bank, due in monthly installments
     of $453, including interest at 8.39%.  The note
     payable is collateralized by a vehicle and matures
     July 2002.                                                                     11,863                16,113

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                     ------

6.   LONG-TERM DEBT:   (Continued)

                                                                                    2000                  1999
                                                                                    ----                  ----
     Note payable, bank, due in monthly installments of $468,
     including interest at 10.17%.  The note payable is
     collateralized by a vehicle and matures July 2002.                             12,418                17,424
                                                                            --------------         -------------

                                                                                   184,281                33,537

     Less current maturities                                                       169,486                 8,763
                                                                            --------------         -------------

                                                                            $       14,795         $      24,774
                                                                            ==============         =============

     On March 26, 1999 AlphaCom entered into a senior secured loan agreement with a lender. Under the terms of the agreement, the lender was to use its best efforts to loan $2,500,000 to AlphaCom from the sale of participation interests to investors. The lender required the pledge of all of the assets of AlphaCom as security for the loan. The loan agreement provided for detached warrants to the lender for the purchase of up to 500,000 shares of AlphaCom's common stock, at $1.00 per share, limited to 20% of the dollar amount loaned to the Company. The warrants cannot be exercised until one year from the date of the loan and expire after five years from the date of the loan. The agreement expired July 15, 1999.

     At February 29, 2000, under the terms of the agreement, the lender has a warrant for 32,000 shares of the common stock of AlphaCom.

     The book value of these notes equals their estimated fair market value at February 29, 2000. The following is a schedule of maturities for the next three years ending February 28 and in the aggregate for long-term debt owed by AlphaCom at February 29, 2000:

              2001                                            $     169,486
              2002                                                   10,270
              2003                                                    4,525
                                                            ---------------

                                                              $     184,281
                                                            ===============

7.   STOCKHOLDERS' DEFICIT:

     The consolidated combined stockholders deficit at February 29, 2000 and February 28, 1999 are composed of:

                            Number of
                             Common
                              Shares        Par value     Additional
             Year           Issued and      of common       Paid-in      Treasury       Accumulated
             2000          Outstanding        Stock         Capital       Stock           Deficit            Total
             ----          -----------        -----         -------       -----           -------            -----

     AlphaCom, Inc.
       and subsidiary       12,299,154    $    12,299      $  744,007$       -          $ (3,971,331)      $ (3,215,025)

     Alpha Beta
       Communica-
       tions, Inc.                 688        254,550           3,814       (1,653)         (924,974)          (668,263)
                           -----------     ----------    ------------    ---------      ------------       ------------

                            12,299,842     $  266,849      $  747,821    $  (1,653)     $ (4,896,305)      $ (3,883,288)
                           ===========     ==========      ==========    =========      ============       ============

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                     ------

7.   STOCKHOLDERS' DEFICIT:   (Continued)

                            Number of
                             Common
                             Shares         Par value      Additional
             Year          Issued and       of common       Paid-in      Treasury       Accumulated
             1999          Outstanding        Stock         Capital       Stock           Deficit            Total
             ----          -----------        -----         -------       -----           -------            -----

     AlphaCom, Inc.
       and subsidiary       11,983,354    $    11,983      $  389,938    $   -          $ (1,630,458)      $ (1,228,537)

     Alpha Beta
       Communica-
       tions, Inc.                 688        254,550           3,814       (1,653)         (924,974)          (668,263)
                           -----------     ----------      ----------    ---------      ------------       ------------

                            11,984,042     $  266,533      $  393,752    $  (1,653)     $ (2,555,432)      $ (1,896,800)
                           ===========     ==========      ==========    =========      ============       ============

     As noted in Note 15, AlphaCom has authorized common shares of 60,000,000. Alpha Beta Communications, Inc. has authorized common shares of 750.

     Treasury shares at February 29, 2000 and February 28, 1999 consist of 62 shares of Alpha Beta Communications, Inc. acquired in connection with the Limited Asset Purchase described in Note 2.

8.   OPERATING LEASE COMMITMENTS:

     AlphaCom is obligated under non-cancelable leases for the use of the operating facility, an automobile and a copier. The leases expire at various dates through 2001 and the facility lease allows for one one-year renewal beginning in December 2000. Certain of the leases require the lessee to bear the cost of insurance and maintenance.

     Approximate future minimum obligations under non-cancelable lease commitments for years ending February 28 are as follows:

                           2001                                $      6,454
                           2002                                         454


     Rent expense was approximately $13,900 and $6,419 in 2000 and 1999, respectively.

9.   INCOME TAXES:

     The following reconciles income taxes (benefit) reported in the consolidated combined financial statements to taxes that would be obtained by applying the U.S. federal statutory rate to loss before income taxes (benefit) at February 29, 2000 and February 28, 1999:

                                                                                   2000                  1999
                                                                                   ----                  ----

     Expected benefit using statutory rate of 34%                           $     (168,263)      $       (71,617)
       Non-deductible expenses                                                       2,560                 2,542
       Deductible expenses                                                          (1,705)               (1,705)
       State income tax benefit                                                    (28,592)              (12,220)
       Increase in valuation allowance                                             196,000                83,000
                                                                            --------------       ---------------

       Benefit of income taxes                                              $          -         $          -
                                                                            ==============       ================

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                     -----

9.   INCOME TAXES:   (Continued)

                                                                                   2000                  1999
                                                                                   ----                  ----
     The deferred tax assets consist of the following components:

       Deferred federal short-term tax asset                                 $     128,000        $       43,000
       Deferred state short-term tax asset                                          22,000                 7,000
       Valuation allowance                                                        (150,000)              (50,000)
                                                                             -------------        --------------

              Total deferred short-term tax asset                            $       -            $         -
                                                                             =============        ==============

       Deferred federal long-term tax asset                                  $   1,447,000        $      726,000
       Deferred state long-term tax asset                                          245,000               123,000
       Deferred federal long-term tax liability                                    (10,000)               (3,000)
       Deferred state long-term tax liability                                       (2,000)               (1,000)
       Valuation allowance                                                      (1,680,000)       $     (845,000)
                                                                             -------------        --------------

              Total deferred short-term tax asset                            $       -            4         -
                                                                             =============        ==============

     Federal and state deferred tax assets related to net operating loss carryforwards are approximately $1,447,000 and $245,000, respectively. The federal net operating loss may be carried forward for twenty years while the state net operating loss may be carried forward for fifteen years. As discussed in Note 14, the Company is a development stage entity. As such, the Company lacks an operating history and therefore, a valuation allowance has been recorded to offset the deferred tax assets and the benefit of income taxes. Actual results could differ from this estimate.

10.  RELATED PARTY TRANSACTIONS:

     Certain key officers of AlphaCom have agreed to defer a percentage of their compensation until such time as AlphaCom completes its anticipated public offering. Amounts deferred through February 29, 2000 and February 28, 1999 totaling $162,223 and $118,303, respectively have been included as current liabilities in the accompanying consolidated financial statements.

     See Notes 2, 4 and 5 for discussion of other related party transactions.

11.  ACQUISITION OF TECHNOLOGY RIGHTS AND INVESTMENT COMMITMENT:

     In February of 2000, AlphaCom entered into a new agreement with a corporation, superceding a prior agreement to establish a joint venture. The new agreement terminates the former joint venture agreement and transfers to AlphaCom the corporation's interest in certain technology for the sum of $205,000 previously advanced to the corporation by AlphaCom.

     The new agreement also provides that AlphaCom will invest $492,500 in the corporation upon certain terms and conditions including mutual agreement as to AlphaCom's ownership percentage and the completion of AlphaCom's planned SB-2 offering.

12.  COMMITMENTS AND CONTINGENCIES:

     Effective December 4, 1998, AlphaCom entered into an agreement with an entity whereby the entity will provide consulting services to AlphaCom and Subsidiary. As a result of this agreement, AlphaCom is required to pay $124,000 and to issue 124,000 shares of its stock to the consulting entity for services rendered over the two year term of the contract. In December of 1999, the Agreement was renewed and amended to provide for a clarification of consulting services to be provided in 2000. As of February 29, 2000, AlphaCom has expensed $78,500 of cash payments and issued 124,000 shares of stock (at $1 per share) required under the contract. In addition, AlphaCom issued 8,800 shares (at $1 per share) in connection with additional consulting services.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED

                                     -----

12.  COMMITMENTS AND CONTINGENCIES:   (Continued)

     On November 23, 1999, AlphaCom entered into a stock purchase and option agreement with an investor. Under terms of the agreement, AlphaCom sold to the investor 20,000 shares of common stock at $5.00 per share. Further, AlphaCom agreed to grant to the investor an option to purchase up to 980,000 additional shares of common stock of AlphaCom over a period of twelve months from the date of the agreement. The option is conditional upon the execution of a beneficial business arrangement with one or more specific potential clients as set forth in a consulting agreement between AlphaCom and the investor.

     In December of 1999, AlphaCom entered into a conditional agreement to acquire certain patents and inventions. The agreement has been structured as a purchase of stock in the seller's corporations by AlphaCom. The corporations have no significant past or current operations. Their only asset is the patents and technology. The aggregate purchase price is $3,000,000. The agreement also provides for royalty payments over the remaining life of the patents. The agreement is conditional upon closing the purchase by August 18, 2000.

     A maximum of 900,000 shares of common stock may be exchanged for up to 900,000 unregistered rescission shares on a one for one basis at $1.00 per share in AlphaCom's planned SB-2 offering.

     See Notes 2, 3 and 10 for discussion of other commitments.

13.  RESEARCH AND DEVELOPMENT COSTS:

     Research and development costs related to both future and present products are charged to operations as incurred. The Company incurred no research and development costs during the two months ended February 29, 2000 and February 28, 1999, respectively.

14.  DEVELOPMENT STAGE ENTITY:

     AlphaCom was formed in December 1997 to distribute high-technology communication products and services to consumers who utilize the Internet. Activities since that time have primarily been devoted to raising capital, obtaining financing, product development and administrative functions. The future viability of AlphaCom is dependent upon its ability to successfully obtain sufficient capital and market acceptance of its products. AlphaCom has developed operating plans based upon levels of cash flows and financing ultimately achieved. There can be no assurance that AlphaCom will achieve or sustain profitability or positive cash flow from its operations, which, if not achieved, will materially adversely affect AlphaCom's business, operating results and financial condition.

15.  INCREASE IN AUTHORIZED COMMON STOCK:

     On May 6, 1999, AlphaCom's stockholders held a special meeting where they approved an increase in the number of authorized common shares from 20,000,000 to 60,000,000. This transaction had no effect on the number of common shares outstanding or the par value of the common shares.

16.  INTERNATIONAL LICENSE AGREEMENTS:

     Subsequent to February 29, 2000, AlphaCom signed an exclusive international license and distribution agreement. The license provides the licensee the use and distribution rights for certain of AlphaCom's products for a defined geographic market. The agreement provides for an initial license fee of $500,000 and $500,000 of the common shares of the licensee and additional license fees upon the completion of contracts with sub-licensees. The agreement provides that AlphaCom will receive a minimum of $10,000,000 of additional license fees. The agreement also provides for royalties to be paid to AlphaCom based upon the sub-licensees number of individual users of the service. The term of the agreement is ten years unless terminated by the parties.

Revenue from sale of this license will be recognized on a straight-line basis over the ten year license period. AlphaCom is responsible for the protection of the patent rights for the licensee during the license period.

The agreement contains performance criteria, which must be satisfied by AlphaCom and the licensee.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




To the Stockholders and
   Board of Directors of AlphaCom, Inc. and Subsidiary and Affiliate:

We have audited the accompanying consolidated combined balance sheets of AlphaCom, Inc. and Subsidiary and Affiliate (development stage companies) as of December 31, 1999 and 1998, and the related consolidated combined statements of operations, and cash flows for the years then ended and for the period from April 19, 1996 (inception) to December 31, 1999 and changes in stockholders' deficit for the years then ended. These consolidated combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated combined financial statements referred to above present fairly, in all material respects, the financial position of AlphaCom, Inc. and Subsidiary and Affiliate as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended and for the period from April 19, 1996 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                            SPECTOR & SAULINO, CPAs, L.L.C.




Akron, Ohio
February 29, 2000

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                      CONSOLIDATED COMBINED BALANCE SHEETS
                           December 31, 1999 and 1998

                                      -----


                                       ASSETS

                                                        1999           1998
                                                        ----           ----

Current assets:
   Cash                                             $    41,445    $     8,332
   Accounts receivable:
     Trade                                                2,554         15,459
     Employees                                             --            5,710
     Other                                               21,389          7,540
     Less: allowance for bad debts                       (5,001)        (7,001)
                                                    -----------    -----------

                                                         18,942         21,708
                                                    -----------    -----------

   Prepaid expenses and other current assets          1,282,278        268,505
   Inventories                                           21,217         20,635
                                                    -----------    -----------

              Total current assets                    1,363,882        319,180
                                                    -----------    -----------

Property and equipment:
   Machinery and equipment                              130,990         38,790
   Furniture and fixtures                                38,133         38,132
   Vehicles                                              54,537         54,539
   Website in progress                                  119,416           --
   Leasehold improvements                                34,580         34,580
                                                    -----------    -----------

                                                        377,656        166,041

       Less accumulated depreciation
         and amortization                                66,206         19,072
                                                    -----------    -----------

              Total property, plant and equipment       311,450        146,969
                                                    -----------    -----------

Other assets:
   Patent rights                                        205,000        205,000
   Advance on investment                                  7,500           --
   Deferred registration costs                           75,048           --
   Deposits                                               5,579         13,340
                                                    -----------    -----------

              Total other assets                        293,127        218,340
                                                    -----------    -----------


              Total assets                          $ 1,968,459    $   684,489
                                                    ===========    ===========







                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                 CONSOLIDATED COMBINED BALANCE SHEETS, Continued
                           December 31, 1999 and 1998

                                     ------


                LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                        1999           1998
                                                        ----           ----

Current liabilities:
   Notes payable, related party                     $   666,306    $   721,306
   Notes payable, others, less unamortized
     discount of $36,220 at December
     31, 1998                                         2,035,500        713,780
   Current portion of long-term debt                    169,362          8,648
   Accounts payable, trade                              779,276        690,540
   Accrued interest, related party                       53,558         16,182
   Accrued interest, others                             129,724         36,457
   Accrued expenses                                     361,022         56,648
   Accrued consulting fee                             1,000,000           --
   Deferred compensation                                145,681        101,300
                                                    -----------    -----------

       Total current liabilities                      5,340,429      2,344,861
                                                    -----------    -----------

Long-term liabilities:
   Long-term debt, net of current portion                16,428         25,790
                                                    -----------    -----------

       Total long-term liabilities                       16,428         25,790
                                                    -----------    -----------

       Total liabilities                              5,356,857      2,370,651
                                                    -----------    -----------

Stockholders' deficit:
   Common stock (Note 7)                                266,849        266,533
   Additional paid-in capital                           747,821        393,752
   Treasury stock                                        (1,653)        (1,653)
   Deficit accumulated during the development
     stage                                           (4,401,415)    (2,344,794)
                                                    -----------    -----------


       Total stockholders' deficit                   (3,388,398)    (1,686,162)
                                                    -----------    -----------

       Total liabilities and stockholders' equity   $ 1,968,459    $   684,489
                                                    ===========    ===========





                     The accompanying notes are an integral
                      part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                 CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
                 for the years ended December 31, 1999 and 1998
           and for the period from inception through December 31, 1999

                                     ------

                                            Cumulative
                                          From Inception
                                         April 19, 1996 to
                                         December 31, 1999    1999          1998
                                         -----------------    ----          ----

Net sales, communication equipment       $     369,740    $   139,409    $   177,322

Cost of sales, communication equipment         146,737         44,493         58,333
                                         -------------    -----------    -----------

         Gross profit, equipment               223,003         94,916        118,989
                                         -------------    -----------    -----------

Net sales, communication services              156,070        109,776         46,294

Cost of sales, communication services           43,711         19,390         24,321
                                         -------------    -----------    -----------

         Gross profit, services                112,359         90,386         21,973
                                         -------------    -----------    -----------

         Total gross profit                    335,362        185,302        140,962

Selling, general and administrative
     expenses                                4,333,436      2,028,551      1,933,094
                                         -------------    -----------    -----------

         Loss from operations               (3,998,074)    (1,843,249)    (1,792,132)
                                         -------------    -----------    -----------


Other income (expense):
   Other                                         9,276           --            9,276
   Interest expense                           (412,617)      (213,372)      (197,639)
                                         -------------    -----------    -----------

         Total other expense                  (403,341)      (213,372)      (188,363)
                                         -------------    -----------    -----------

         Net loss                        $  (4,401,415)   $(2,056,621)   $(1,980,495)
                                         =============    ===========    ===========


         Net loss per common share       $        (.43)   $      (.17)   $      (.14)
                                         =============    ===========    ===========


                     The accompanying notes are an integral
                      part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                  CONSOLIDATED COMBINED STATEMENT OF CHANGES IN
                    SHAREHOLDERS' DEFICIT for the years ended
                           December 31, 1999 and 1998

                                      ---

                                           Number of
                                            Common                                             Deficit
                                            Shares                                           Accumulated
                                          Issued and    Par Value   Additional   Treasury    During the          Total
                             Date of      Outstanding   of Common     Paid-in      Stock     Development     Shareholders'
                           Transaction      Note 7        Stock       Capital     Note 7        Stage           Deficit
                           -----------      ------        -----       -------     ------        -----           -------

Balances at
   December 31,1997                        8,025,749   $  258,175  $     3,814  $      -    $   (364,299)  $   (102,310)

   Stock issued               1/30/98              1        4,400           -          -              -           4,400

   Stock issued to key
     employees ($.001
     per share).              1/30/98      1,272,000        1,272           -          -              -           1,272

   Stock issued for
     limited asset purchase
     from Alpha Beta Communi-
     cations, Inc. ($.001 per
     share).  See Note 2.      7/2/98      1,653,292        1,653           -      (1,653)            -              -

   Stock issued in association
     with debt. ($.18 per share).
     See Note 5.              Various        750,000          750      134,281         -              -         135,031

   Stock issued to key
     employees  ($.18 per
     share).                   9/3/98         33,000           33        5,907         -              -           5,940

   Stock issued via private
     placement ($1.00 per
     share).                  10/8/98        250,000          250      249,750         -              -         250,000

   Net loss                                       -            -            -          -      (1,980,495)    (1,980,495)
                                         -----------   ----------   ----------  ---------   ------------   ------------

Balances at December 31, 1998             11,984,042   $  266,533   $  393,752  $  (1,653)  $ (2,344,794)  $ (1,686,162)


   Stock issuance costs       3/31/99             -            -      (41,415)         -              -         (41,415)

   Stock issued to key
     employees ($1.00
     per share).              4/19/99        156,000          156      155,844         -              -         156,000

   Stock issued in connection
     with consulting services
     ($1.00 per share).        6/1/99         59,000           59       58,941         -              -          59,000

   Stock issued to key
     employees ($1.00
     per share).              11/5/99          7,000            7        6,993         -              -           7,000

   Stock issued in connection
     with consulting service
     ($1.00 per share).      11/10/99         73,800           74       73,726         -              -          73,800

   Stock issued in connection
     with stock purchase and
     option agreement ($5.00
     per share).             11/23/99         20,000           20       99,980         -              -         100,000

   Net loss                                       -            -            -          -      (2,056,621)    (2,056,621)
                                         -----------   ----------   ----------  ---------   ------------   ------------

Balances at December 31, 1999             12,299,842   $  266,849   $  747,821  $  (1,653)  $ (4,401,415)  $ (3,388,398)
                                         ===========   ==========   ==========  =========   ============   =============

                     The accompanying notes are an integral
                      part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                 CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS
                 for the years ended December 31, 1999 and 1998
           and for the period from inception through December 31, 1999
                           Increase (Decrease) in Cash

                                     -----


                                                  Cumulative
                                                From Inception
                                              April 19, 1996 to
                                              December 31, 1999     1999           1998
                                              -----------------     ----           ----

Cash flows from operating activities:
   Net loss                                    $   (4,401,415)   $(2,056,621)   $(1,980,495)
                                               --------------    -----------    -----------

Adjustments to reconcile net loss
 to net cash used in operating activities:
   Depreciation and amortization                      242,706        124,854        109,128
   Stock issued to key employees for
     compensation                                     170,212        163,000          7,212
   Stock issued in connection with
     consulting services                              132,800        132,800           --

(Increase) decrease in assets:
   Accounts receivable, trade                          (2,554)        12,905        (15,459)
   Accounts receivable, employees                        --            5,710         (5,710)
   Accounts receivable, other                         (21,389)       (13,849)        (7,540)
   Allowance for bad debts                              5,001         (2,000)         7,001
   Prepaid expenses and other current assets         (323,778)       (55,273)      (267,255)
   Inventories                                        (21,217)          (582)       (20,635)
   Deferred registration costs                        (75,048)       (75,048)          --
   Deposits                                            (5,579)         7,761         12,379

Increase (decrease) in liabilities:
   Accounts payable, trade                            779,276         88,736        664,066
   Accrued interest, related party                     53,558         37,376         16,182
   Accrued interest, others                           129,724         93,267         36,457
   Accrued expenses                                   319,607        262,959         56,648
   Deferred compensation                              145,681         44,381         69,800
                                               --------------    -----------    -----------

     Total adjustments                              1,529,000        826,997        662,274
                                               --------------    -----------    -----------

     Net cash used in operating activities         (2,872,415)    (1,229,624)    (1,318,221)
                                               --------------    -----------    -----------

Cash flows from investing activities:
   Purchase of property and equipment                (377,656)      (211,615)       (33,579)
   Purchase of patent rights                         (205,000)          --         (205,000)
   Advance on investment                               (7,500)        (7,500)          --
                                               --------------    -----------    -----------


     Net cash used in investing activities           (590,156)      (219,115)      (238,579)
                                               --------------    -----------    -----------







                     The accompanying notes are an integral
                      part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
            CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS, Continued
                 for the years ended December 31, 1999 and 1998
           and for the period from inception through December 31, 1999
                           Increase (Decrease) in Cash

                                     ------

1                                                         Cumulative
                                                       From Inception
                                                     April 19, 1996 to
                                                     December 31, 1999       1999            1998
                                                    -----------------        ----            ----

Cash flows from financing activities:
   Proceeds from long-term debt                               203,924        160,000           --
   Repayment of long-term debt                                (18,134)        (8,648)        (7,051)
   Proceeds from notes payable, related party                 721,306           --          721,306
   Repayment of notes payable, related party                  (55,000)       (55,000)          --
   Proceeds from notes payable, others                      2,045,000      1,430,000        454,000
   Repayment of notes payable, others                        (144,500)      (144,500)          --
   Proceeds from the sale of stock                            751,420        100,000        389,431
                                                     ----------------    -----------    -----------

         Net cash provided by financing
            activities                                      3,504,016      1,481,852      1,557,686
                                                     ----------------    -----------    -----------

         Net increase in cash                                  41,445         33,113            886

Cash, beginning of year                                          --            8,332          7,446
                                                     ----------------    -----------    -----------

Cash, end of year                                    $         41,445    $    41,445    $     8,332
                                                     ================    ===========    ===========


Supplemental disclosures of cash flow information:

   Cash paid during the period for:
     Interest                                        $        130,555    $    82,729    $    46,220
                                                     ================    ===========    ===========

Supplemental disclosure of non-cash
  investing and financing activities:

     During 1999, the Company entered into a consulting agreement that contained a non-refundable fee of 200,000 shares of AlphaCom stock. This fee was recorded as a prepaid expense and accrued liability at December 31, 1999 (Note 3).

     During 1999, the Company accrued certain stock issuance costs totaling $41,415.

     During 1999, the Company issued stock in connection with consulting services (Note 12).

     The Company issued stock to certain key employees for compensation totaling $163,000 and $7,212 during 1999 and 1998, respectively.







                     The accompanying notes are an integral
                      part of these financial statements.

              NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS

                                     -----


1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS

     AlphaCom, Inc. ("AlphaCom") was incorporated on December 1, 1997 under the laws of the State of Nevada and commenced operations on January 1, 1998. AlphaCom will distribute high-technology communication products and services to consumers who utilize the internet. Sales and distribution will be accomplished through a network marketing system in North America and through authorized distributors and licensees in countries outside of North America.

     The following is a summary of significant accounting policies:

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated combined financial statements include the accounts of AlphaCom and its wholly-owned subsidiary (AlphaCom Canada, Ltd.) together with Alpha Beta Communication, Inc., a company affiliated through common management and ownership (the "Company"). All significant intercompany profits, balances, and transactions have been eliminated in consolidation.

     FOREIGN CURRENCY TRANSLATION

     The Company's account balances that are in Canadian currency (which result from the Canadian subsidiary) have been translated in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities have been translated at exchange rates as of the end of the year. Income and expense accounts have been translated at the average exchange rates during the year. Due to limited activity at the Canadian subsidiary, there were no transaction gains and losses from remeasurement of monetary assets, liabilities, income and expense.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1999 and 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

     INVENTORIES

     Inventories consist primarily of computer communication hardware and software and are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income.

                                     -----


1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     (Continued)

     DEPRECIATION

     Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets for financial statement purposes; accelerated methods are primarily used for tax purposes.

     PATENT RIGHTS

     Patent rights will be amortized over the shorter of the period benefited from the sale of the technology or the remaining life of the patent. No amortization has been recorded as sales of the technology have not commenced.

     INCOME TAXES

     Income taxes are provided for the tax effect of transactions reported in the consolidated combined financial statements and consist of taxes currently due plus deferred taxes related primarily to net operating loss carryforwards and differences between the basis of property and equipment and various reserves and accruals for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled (Note
     9).

     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.

     The Company grants credit to its customers. The Company performs ongoing credit evaluations of its customers and does not require collateral.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates inherent in the financial statements include allowance for bad debts, depreciation and amortization of property, plant and equipment, intangible assets and deferred costs. Actual results could differ from those estimates.

     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if the dilutive agreement resulted in the issuance of common stock that then shared in the earnings of the Company.

     At December 31, 1999, 32,000 shares of potential common stock related to detachable warrants on a secured loan agreement (Note 6) were excluded from the computation of diluted loss per share because their inclusion would have an antidilutive effect on loss per share.

                                     -----


2.   LIMITED ASSET PURCHASE:

     In July of 1998, AlphaCom entered into a Limited Asset Purchase Agreement (Agreement) with Alpha Beta Communications, Inc. ("ABC"). An officer stockholder of AlphaCom owned 92% of ABC at the time of the Agreement. The Agreement provided for the purchase of substantially all of the assets and assumption of certain liabilities of ABC in exchange for $475,767 due AlphaCom from ABC and the issuance of 1,653,354 shares of $.001 par value common stock, issued to the minority stockholders of ABC. The tangible assets acquired included accounts receivable, inventories, property and equipment, prepaid and other assets. Management estimated the fair market value of these assets to be $208,950. In addition, AlphaCom acquired intangible assets including trade names, client list, distributor base and/or subscribers. As part of the transaction, AlphaCom also assumed liabilities of $37,507. In addition, AlphaCom has a commitment to pay $200,000 to ABC's majority stockholder, who is also a stockholder in AlphaCom, contingent upon a successful public offering of AlphaCom.

     The transaction, between entities under common control, has been recorded utilizing historical costs for recorded asset and liability accounts and par value for common stock issued. No value has been assigned to intangible assets acquired.

     AlphaCom exchanged 1,653,354 shares of its common stock for net assets of ABC. The issuance of AlphaCom's shares has been recorded at par value ($.001 per share). ABC exchanged AlphaCom's stock for the minority shares outstanding (totaling 62 shares) of ABC. The minority shares are held as treasury stock of ABC and valued at par value of AlphaCom's shares.

3.   PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets consist of the following at December 31, 1999 and 1998:

                                                                                   1999                  1998
                                                                                   ----                  ----

       Prepaid royalties                                                      $    320,000           $   250,000
       Deferred consulting expense                                                 958,500                   -
       Prepaid rent and expenses                                                     3,778                18,505
                                                                              ------------           -----------

                                                                              $  1,282,278           $   268,505
                                                                              ============           ===========

     The Company prepaid royalties due on sales of software made available through a development firm. These royalties will be amortized, on a per unit basis, as sales of software commence in May of 2000. According to the agreement with the licensor, the prepaid royalty can only be used to offset future royalties, no portion of the prepaid amount can be refunded to AlphaCom.

     In December of 1999, AlphaCom entered into a consulting agreement with an entity to provide financial advice and other services. As part of the agreement, AlphaCom agreed to pay a nonrefundable consulting fee of 200,000 shares of common stock. The shares are payable 100,000 shares of restricted stock upon signing of the agreement and 100,000 registered shares payable in four to six months. The agreement has an initial term of twelve months.

     The agreement also provides for a monthly advisory fee of $10,000 commencing January of 2000 and a success fee based upon a percentage of capital and/or other consideration provided through the efforts of the entity.

     The non-refundable consulting fee of 200,000 shares valued by management at $5 per share has been shown as a prepaid expense and accrued liability at December 31, 1999. The prepaid fee is being amortized on a monthly basis over one year commencing December 15, 1999. The accrued liability will be satisfied through the issuance of 200,000 shares of stock during 2000.

                                     -----


4.   NOTES PAYABLE, RELATED PARTY:

     AlphaCom has notes payable to an officer-stockholder amounting to $666,306 and $721,306 at December 31, 1999 and 1998. The notes bear interest at rates ranging from 5.1% to 5.6%, are unsecured and are payable at the later of the completion of AlphaCom's planned SB-2 offering or July 31, 2000. The weighted average of the interest rates is 5.54% and the estimated fair value of these notes equals their book value at December 31, 1999.

     Accrued interest on notes payable, officer-stockholder amounted to $53,558 and $16,182 at December 31, 1999 and 1998. No interest has been paid on notes payable, officer-stockholder.


5.   NOTES PAYABLE, OTHERS:

     Notes payable, others consist of two components notes payable, bridge loan and notes payable, others. The details of these components are as follows:

     In 1998 AlphaCom entered into bridge loan financing with a number of individual creditors and issued unsecured notes payable. The notes payable, bridge loan aggregate $645,500 and $713,780 at December 31, 1999 and 1998, respectively. The terms of the notes include interest at a stated rate of 12% per annum together with one share of AlphaCom's $.001 par value common stock for each one dollar borrowed. For purposes of this transaction, management valued the common stock at $.18 per share at the time of the stock issuance at the later of the completion of AlphaCom's planned SB-2 offering or July 31, 2000.

     The aggregate discount on the notes payable, bridge loan was determined by management to be approximately $135,000 and was amortized over the estimated life of the notes. The discount was fully amortized as of December 31, 1999. The estimated fair value of these notes equals their book value.

     Notes payable, others in the amount of $1,390,000 at December 31, 1999 consists of notes and advances payable to individuals bearing interest at 12% to 14%. The notes and advances are unsecured and are due July 31, 2000.

     Certain notes and advances payable contain warrants that allow the holders an option to convert all or any part of the note into 194,000 shares of AlphaCom at the estimated $5.00 offering price per share within five business days of the effective date of the planned SB-2 offering.


6.   LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1999 and 1998:

                                                                                    1999                  1998
                                                                                    ----                  ----
     Senior secured loan agreement bearing interest at 12%.
     The note matures July 31, 2000 at which time
     a balloon payment for the entire principal is due.                     $      160,000    $            -

     Note payable, bank, due in monthly installments
     of $453, including interest at 8.39%.  The note
     payable is collateralized by a vehicle and matures
     July 2002.                                                                     12,596                16,787

                                     -----

6. LONG-TERM DEBT:   (Continued)

                                                                                    1999                  1998
                                                                                    ----                  ----

     Note payable, bank, due in monthly installments of $468,
     including interest at 10.17%.  The note payable is
     collateralized by a vehicle and matures July 2002.                             13,194                17,651
                                                                            --------------        --------------

                                                                                   185,790                34,438
     Less current maturities                                                       169,362                 8,648
                                                                            --------------        --------------

                                                                            $       16,428        $       25,790
                                                                            ==============        ==============

     On March 26, 1999 AlphaCom entered into a senior secured loan agreement with a lender. Under the terms of the agreement, the lender was to use its best efforts to loan $2,500,000 to AlphaCom from the sale of participation interests to investors. The lender required the pledge of all of the assets of AlphaCom as security for the loan. The loan agreement provided for detached warrants to the lender for the purchase of up to 500,000 shares of AlphaCom's common stock, at $1.00 per share, limited to 20% of the dollar amount loaned to the Company. The warrants cannot be exercised until one year from the date of the loan and expire after five years from the date of the loan. The agreement expired July 15, 1999.

     At December 31, 1999, under the terms of the agreement, the lender has a warrant for 32,000 shares of the common stock of AlphaCom.

     The book value of these notes equals their estimated fair market value at December 31, 1999. The following is a schedule of maturities for the next three years ending December 31 and in the aggregate for long-term debt owed by AlphaCom at December 31, 1999:

              2000                                              $   169,362
              2001                                                   10,135
              2002                                                    6,293
                                                               ------------

                                                                $   185,790
                                                               ============

7.   STOCKHOLDERS' DEFICIT:

     The consolidated combined stockholders deficit at December 31, 1999 and 1998 are composed of:

                            Number of
                             Common
                             Shares        Par value     Additional
             Year           Issued and     of common       Paid-in     Treasury         Accumulated
             1999          Outstanding       Stock         Capital       Stock            Deficit            Total
             ----          -----------       -----         -------       -----            -------            -----

     AlphaCom, Inc.
       and subsidiary       12,299,154    $   12,299    $   744,007$        -         $   (3,476,441)     $  (2,720,135)

     Alpha Beta
       Communica-
       tions, Inc.                 688       254,550          3,814        (1,653)          (924,974)          (668,263)
                          ------------    ----------    -----------    ----------     --------------      -------------

                            12,299,842    $  266,849    $   747,821    $   (1,653)    $   (4,401,415)     $  (3,388,398)
                          ============    ==========    ===========    ==========     ==============      =============

                                     -----


7.   STOCKHOLDERS' DEFICIT:   (Continued)

                             Number of
                              Common
                              Shares       Par value      Additional
             Year           Issued and     of common       Paid-in      Treasury         Accumulated
             1998          Outstanding       Stock         Capital       Stock             Deficit           Total
             ----          -----------       -----         -------       -----             -------           -----

     AlphaCom, Inc.
       and subsidiary       11,983,354    $   11,983     $  389,938$        -         $   (1,419,820)     $  (1,017,899)

     Alpha Beta
       Communica-
       tions, Inc.                 688       254,550          3,814        (1,653)          (924,974)          (668,263)
                          ------------    ----------   ------------    ----------     --------------      -------------

                            11,984,042    $  266,533     $  393,752    $   (1,653)    $   (2,344,794)     $  (1,686,162)
                          ============    ==========     ==========    ==========     ==============      =============

     As noted in Note 15, AlphaCom has authorized common shares of 60,000,000. Alpha Beta Communications, Inc. has authorized common shares of 750.

     Treasury shares at December 31, 1999 and 1998 consist of 62 shares of Alpha Beta Communications, Inc. acquired in connection with the Limited Asset Purchase described in Note 2.

8.   OPERATING LEASE COMMITMENTS:

     AlphaCom is obligated under non-cancelable leases for the use of the operating facility, an automobile and a copier. The leases expire at various dates through 2001 and the facility lease allows for one one-year renewal beginning in December 2000. Certain of the leases require the lessee to bear the cost of insurance and maintenance.

     Approximate future minimum obligations under non-cancelable lease commitments for years ending December 31 are as follows:

                           2000                                    $   7,457
                           2001                                          908

     Rent expense was approximately $65,000 and $44,000 in 1999 and 1998, respectively.

9.   INCOME TAXES:

     The following reconciles income taxes (benefit) reported in the consolidated combined financial statements to taxes that would be obtained by applying the U.S. federal statutory rate to loss before income taxes (benefit) at December 31, 1999 and 1998:

                                                                                   1999                  1998
                                                                                   ----                  ----

     Expected benefit using statutory rate of 34%                             $   (699,251)         $   (673,368)
       Non-deductible expenses                                                       6,313                 2,237
       Taxable gain on limited asset purchase                                        -                   106,635
       Deductible expenses                                                         (10,233)               (5,116)
       State income tax benefit                                                   (119,125)              (96,499)
       Other                                                                           296                (1,889)
       Increase in valuation allowance                                             822,000               668,000
                                                                              ------------          ------------

       Benefit of income taxes                                                $         -           $         -
                                                                              ============          =============

                                     -----

9.   INCOME TAXES:   (Continued)

                                                            1999           1998
                                                            ----           ----
The deferred tax assets consist of the following
components:

  Deferred federal short-term tax asset                 $    65,000    $     2,000
  Deferred state short-term tax asset                        11,000           --
Valuation allowance                                         (76,000)        (2,000)
                                                        -----------    -----------

         Total deferred short-term tax asset            $      --      $      --
                                                        ===========    ===========

  Deferred federal long-term tax asset                  $ 1,342,000    $   695,000
  Deferred state long-term tax asset                        227,000        118,000
  Deferred federal long-term tax liability                   (9,000)        (3,000)
  Deferred state long-term tax liability                     (2,000)          --
  Valuation allowance                                    (1,558,000)      (810,000)
                                                        -----------    -----------

         Total deferred long-term tax asset             $      --      $      --
                                                        ===========    ===========


     Federal and state deferred tax assets related to net operating loss carryforwards are approximately $1,342,000 and $227,000, respectively. The federal net operating loss may be carried forward for twenty years while the state net operating loss may be carried forward for fifteen years. As discussed in Note 14, the Company is a development stage entity. As such, the Company lacks an operating history and therefore, a valuation allowance has been recorded to offset the deferred tax assets and the benefit of income taxes. Actual results could differ from this estimate.

10.  RELATED PARTY TRANSACTIONS:

     Certain key officers of AlphaCom have agreed to defer a percentage of their compensation until such time as AlphaCom completes its anticipated public offering. Amounts deferred through December 31, 1999 and 1998 totaling $145,681 and $101,300, respectively have been included as current liabilities in the accompanying consolidated financial statements.

     See Notes 2, 4 and 5 for discussion of other related party transactions.


11.  ACQUISITION OF TECHNOLOGY RIGHTS AND INVESTMENT COMMITMENT:

     In February of 2000, AlphaCom entered into a new agreement with a corporation, superceding a prior agreement to establish a joint venture. The new agreement terminates the former joint venture agreement and transfers to AlphaCom the corporation's interest in certain technology for the sum of $205,000 previously advanced to the corporation by AlphaCom.

     The new agreement also provides that AlphaCom will invest $492,500 in the corporation upon certain terms and conditions including mutual agreement as to AlphaCom's ownership percentage and the completion of AlphaCom's planned SB-2 offering.

12.  COMMITMENTS AND CONTINGENCIES:

     Effective December 4, 1998, AlphaCom entered into an agreement with an entity whereby the entity will provide consulting services to AlphaCom and Subsidiary. As a result of this agreement, AlphaCom is required to pay $124,000 and to issue 124,000 shares of its stock to the consulting entity for services rendered over the two year term of the contract. In December of 1999, the agreement was renewed and amended to provide for a clarification of consulting services to be provided in 2000. As of December 31, 1999, AlphaCom has expensed $78,500 of cash payments and issued 124,000 shares (at $1 per share) of stock required under the contract. In addition, AlphaCom issued 8,800 shares (at $1 per share) in connection with additional consulting services.

                                     -----

12.  COMMITMENTS AND CONTINGENCIES:   (Continued)

     In November of 1999, AlphaCom entered into a stock purchase and option agreement with an investor. Under terms of the agreement, AlphaCom sold to the investor 20,000 shares of common stock at $5.00 per share. Further, AlphaCom agreed to grant to the investor an option to purchase up to 980,000 additional shares of common stock of AlphaCom over a period of twelve months from the date of the agreement. The option is conditional upon the execution of a beneficial business arrangement with one or more specific potential clients as set forth in a consulting agreement between AlphaCom and the investor.

     In December of 1999, AlphaCom entered into a conditional agreement to acquire certain patents and inventions. The agreement has been structured as a purchase of stock in the seller's corporations by AlphaCom. The corporations have no significant past or current operations. Their principal asset is the patents and technology. The aggregate purchase price is $3,000,000. The agreement also provides for royalty payments over the remaining life of the patents. The purchase price is due within 60 days of the completion of AlphaCom's planned SB-2 offering. The agreement is conditional upon completion of the planned SB-2 offering by August 18, 2000.

     A maximum of 900,000 shares of common stock may be exchanged for up to 900,000 unregistered rescission shares on a one for one basis at $1.00 per share in AlphaCom's planned SB-2 offering.

     See Notes 2, 3 and 10 for discussion of other commitments.


13.  RESEARCH AND DEVELOPMENT COSTS:

     Research and development costs related to both future and present products are charged to operations as incurred. The Company recognized approximately $89,000 and $844,200 of research and development costs during the years ended December 31, 1999 and 1998, respectively.


14.  DEVELOPMENT STAGE ENTITY:

     AlphaCom was formed in December 1997 to distribute high-technology communication products and services to consumers who utilize the Internet. Activities since that time have primarily been devoted to raising capital, obtaining financing, product development and administrative functions. The future viability of AlphaCom is dependent upon its ability to successfully obtain sufficient capital and market acceptance of its products. AlphaCom has developed operating plans based upon levels of cash flows and financing ultimately achieved. There can be no assurance that AlphaCom will achieve or sustain profitability or positive cash flow from its operations, which, if not achieved, will materially adversely affect AlphaCom's business, operating results and financial condition.


15.  INCREASE IN AUTHORIZED COMMON STOCK:

     On May 6, 1999, AlphaCom's stockholders held a special meeting where they approved an increase in the number of authorized common shares from 20,000,000 to 60,000,000. This transaction had no effect on the number of common shares outstanding or the par value of the common shares.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

UNTIL OCTOBER 31, 2000 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               TABLE OF CONTENTS

Summary..........................................    3
Our Company......................................    3
The Offering.....................................    3
Risk Factors.....................................    5
Use of Proceeds..................................    6
Dilution.........................................    7
Capitalization...................................    9
Plan of Distribution.............................    9
Management Discussion of Analysis of Financial
  Condition and Results of Operations............    9
Year 2000 Readiness Disclosure...................   12
Business.........................................   13
Principal Shareholders...........................   20
Management.......................................   21
Certain Transactions.............................   24
Description of Securities........................   25
Shares Eligible for Future Sale..................   26
Available Information............................   27
Dividend Policy..................................   28
Stock Transfer Agent.............................   28
Experts..........................................   28
Legal Matters....................................   28
Index to Financial Statements....................  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                 ALPHACOM, INC.
                                   2,800,000
                              SHARES COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                                [ALPHACOM LOGO]
                                 AlphaCom, Inc.
                            1035 Rosemary Boulevard
                               Akron, Ohio 44306

                             PRELIMINARY PROSPECTUS

------------------------------------------------------
------------------------------------------------------

                 Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adju-dication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee                        $         5,949.20
         Blue Sky Fees and Expenses                  $        10,000.00
         Legal Fees and Expenses                     $        26,000.00
         Printing and Engraving Expenses             $         5,000.00
         Accountant's Fees and Expenses              $        53,000.00
                                                     ------------------
                    Total                            $        99,949.20

         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         (a)      Unregistered Securities Sold within the past three years

                         The following sets forth information relating to all
                           previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.


                         On December 5, 1997, the board of directors authorized
                           the initial issuance of an aggregate of 8,025,000 shares as founder's stock at a price of $.001 per share to Messrs. Robert and Dennis Snyder and their adult children. On January 30, 1998, the board authorized the issuance of an aggregate of 1,272,000 shares as founder's stock to its employees, and advisors to the Company at a price of $.001 per share, to approximately 26 individuals. Subsequently, on September 30, 1998, 33,000 shares were issued to employees at a price of $.18 per share. These issuances were made in reliance on Section 4(2) of the Securities Act of 1933, and we believe the acquirers were accredited or sophisticated investors.


                         Pursuant to the asset acquisition of Alpha Beta in
                           July, 1998, we issued 1,653,354 shares, which were exempt from regis-tration under Section 4(2) of the Securities and Exchange Act since it was an exchange of assets between corporations. A copy of the contract is incorporated by reference from the exhibits in the SB-2 registration statement. We believe the acquirers in the exchange were accredited or sophisticated investors.

                         Pursuant to a public offering of securities effected
                           between July 27, 1998 and September 9, 1998, we issued 750,000 shares, at a price of $1.00 per share, for an aggregate consideration of $750,000. There were no brokers or underwriters. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Rule 504 of Regulation D on the basis that the transactions involved a public offering of less than $1,000,000.

                         In the fall of 1998, approximately 970,000 shares of
                           founders' stock were privately sold to some of our distributors. These shares were not sold pursuant to an effective registration statement, and may have been sold without an available exemption from the registration requirements of the applicable federal or state securities laws. As a result, we believed that the distributors who received these shares had a right to ask for a refund of their purchase price or to receive duly registered shares in exchange for their shares. Up to 900,000 shares are being registered in this offering for that purpose. We believe that we have, or will through the completion of this rescission offer, satisfied our securities law obligations to these distributors. No information was sought whether these purchasers were accredited or sophisticated investors.

                         In November 1998, the board of directors authorized the
                           issuance of 124,000 shares, plus incentives, in connection with a consulting contract for services rendered. We entered into this transaction in reliance on Section 4(2) of the Securities Act of 1933; as we believe the corporate acquirer to be a sophisticated investor. The board also reserved 500,000 shares to fund warrants to be issued in connection with a proposed loan of $2,500,000. Warrant holders will be entitled to purchase common stock at $1.00 a share after holding the warrants for one year. The actual loan was completed for $160,000 with 32,000 warrants. This transaction was a private sale under Section 4(2) of the Securities Act of 1933, and the corporate lender/acquirer is an accredited investor.

                         Pursuant to a private placement of securities effected
                           between October 8, 1998 and June 8, 1999, we sold 250,000 shares to 20 investors, each of whom subscribed to purchase the shares, at a price of $1.00 per share, for aggregate consideration of $250,000. There were no brokers or underwriters. No sales commissions were paid in connection with this offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D on the basis that subscriptions for the offering were not solicited by advertising to the public and the transactions were private. The purchases and their status are listed in the following table (ii).

                         On April 19, 1999, the board of directors set aside
                           300,000 additional shares at $1.00 per share to be issued to employees in lieu of cash bonuses, of which 163,000 have been issued, in reliance on Section 4(2) of the Securities Act of 1933. All but one of the employees/acquirers qualifies as accredited investors under Rule 215(d) of the Securities Act of 1933.

                         On November 23, 1999, we entered into a stock purchase
                           with an Alabama corporation and issued 20,000 shares at a purchase price of $5.00 per share in reliance on
                           Section 4(2) of the Securities Act of 1933. In addition, options to purchase up to 980,000 shares at $5.00 per share were granted, subject to a performance clause that must be satisfied on or before November 23, 2000. We believe, based on information from the corporation, that is an entity in which all of the equity owners are accredited investors.


                         We also issued warrants which would allow the holders
                           thereof to purchase up to 300,000 shares of our common stock at the offering price per share included in the proposed offering which may be exercised, at the warrant holders option, within a one week time frame after we receive approval from the Securities and Exchange Commission on our offering. Each issuance of warrants constituted a private transaction under Section 4(2) of the Securities Act of 1933 with persons believed by us to be accredited investors.


                         In December 1999, we entered into a one-year contract
                           with a New York firm for financial services.
                           Compensation includes the contemplated issuance of 200,000 shares of stock at $5.00 per share.


                         All investors had the opportunity to ask questions
                           and receive answers from all of our officers, directors and employees. In addition, they had access to review all of our corporate records and material contracts and agreements.


(i) List of persons to whom the public offering securities were sold.
---------------------------------------------------------------------
Between July 27, 1998 and September 9, 1998
Acuman Investment Group               Mary Ann Jacob                       Joseph T. Shuster
Troy D. Allen                         Brett Job                            Glenn Silverhart
M. Michael Allison                    Shyam Joshi                          Jagdish Singh
Alfred Isaac Bageya                   Cynthia A. Kalman                    Dorothy M. Sprosty
Shane C. Bailey                       Andrew Kazmer                        Ronald R. Sprosty
BC Stone (BC Stone Partners)                                               Trishia M. Sprosty
Rene Becker                           Peter D. King                        James Stamp
David P. Bell                         Brian Kirin                          Joel W. Stamp
Dan Berkley                           Steven J. Kosko                      Willard J. Stamp
Marlene Blaszczyk                     Chris Kulpinski                      Thomas J. Terry III
Henry M. Bockman                      Joseph Lechiara                      Thomas E. Tomasik
Thomas P. Bonacuse                    Barbara E. Lee                       Bac H. Tran
Stacy M. Brandt                       David Leslie                         Alan R. Trevarthen
Brimfield (Brimfield Fabrication)                                          Kinson & Victoria Tso
Kevin S. Broderick                    Jerry Leslie                         Frank S. Turkovich
Brad Byler                            Paul D. Loftus                       Gary A. Viar
Santkumar Chopra                      Derrick S. Long                      Rich Vincenti
Mary Ann and George Cloos             Rocco Lucadamo                       Garfield E. Vogen
Brian Cole                            Sharif Marzouk                       Frank A. Wahl
Joan Colling                          Dianne L. McCarthy                   Marjorie B. Webb
Travis L.Collins                      Kerri Meeks                          Michael T. Welsh
Russell A. Cramer Jr.                 Karen Mendenhall                     Bradley A. Wertz
Steven R. Cross                       Juanita Miller                       Brian E. Wertz
Lee Ann Daher                         Julie Murray                         Jonathan R. Wertz
Philip C. Davis                       Joann Nonno                          Wertz Enterprises, Inc.
Jon Jacobson & Sharon Denzel          Ormsbee (Ormsbee Enterprises)
Donald W. Ellis                       Jimmy Pappas                         James T. White
Bill Fernald                          David C. Parks II                    Terry A. White
Max & Lisa Fink                       Barrett F. Parris                    Robert H. Wilkins III
Richard T. Fontanesi                  John L. Pearl                        Charles R. Williams
James Fryar                           Robbie Pendleton, Jr.                Anthony K. Wilson
Masc A. Fugarino                      Sean A. Wilson                       Sheila P. Kelley
Luis J. Garcia                        Robert J. Phillips                   Sean Wilson
David R. Gorby                        Nathaniel M. Pine                    Jeffrey D. Zadra
Ted Gottschallk                       Edwin J. Pivcevich                   Jeffrey Dean Zadra II
Richard Grobman                       Stephen Porter                       Norbert Seidel
Donald Gross                          Ken Pridore                          Mark A. Shapiro
James Gryck                           Ardith L. Ries                       Dennis Sega
Gloria Muriel Hall                    Charles G. Salter                    Thomas M. Herman
Daniel J. Hardee                      Nick Santillo                        Joseph D. Horning
Willie G. Harrison                    A. Frank Sapper                      Andrew Inboden
Christine Henry                       Dr. Baldwin Sawyer                   Andrew J. Herman
June M.Schaut                         Shema (Shema Development)
Bruce G. & Lynn Davis Herphy
Daniel L. & Carol D. Petke

(ii) List of persons to whom the private placement offering securities were sold.
---------------------------------------------------------------------------------
Between October 8, 1998 and June 8, 1999


Richard Brandt             accredited
Bruce Clement              accredited

I. James Cummings          sophisticated
Mary Dreiman               accredited
Boris Goldstein            accredited
Gilbert Hamrick, Jr.       accredited
James Heiser               accredited
Jimmy Pappas               accredited
David Peters               sophisticated
Steve Peters               sophisticated
Daniel Peters, Sr.         sophisticated
John Piscitelli, III       accredited
John Piscitelli, Jr.       accredited
William R. Shellhase, II   accredited
Shema Development          accredited
Joel W. Stamp              accredited
Willard Stamp              accredited
David Styer                sophisticated
Bac Tran                   accredited
Edward J. Unaitis          accredited

(iii) November, 1998
         The Board of Directors authorized the issuance of 124,000 shares in connection with a consulting contract for services rendered by ITM. A copy of the contract is incorporated by reference from the exhibits in the SB-2 registration statement.

                              ITEM 27. - EXHIBITS
                               Index to Exhibits
--------------------------------------------------------------------------------
         SEC REFERENCE TITLE OF DOCUMENT                              LOCATION
         NUMBER
--------------------------------------------------------------------------------
         1.1      Subscription Agreement                     This filing page
--------------------------------------------------------------------------------
         3.1      Articles of Incorporation                  Previously Filed
                  w/certification by J.M. Lechiara
--------------------------------------------------------------------------------
         3.2      Amended Articles of Incorporation          Previously Filed
--------------------------------------------------------------------------------
         3.3      Bylaws                                     Previously Filed
--------------------------------------------------------------------------------
         10.1     Form of Sales Agreement                    Previously Filed
                  for Internet Service Subscribers
--------------------------------------------------------------------------------
         10.2     Limited Asset Purchase Agreement(s)        Previously Filed
                  dated July 2, 1998 by and between
                  AlphaCom, Inc. and stockholders of
                   Alpha Beta Communications, Inc.
--------------------------------------------------------------------------------
         10.3     Lease Agreement on the premises            Previously Filed
                  1035 Rosemary B'lvd., Akron, Ohio
--------------------------------------------------------------------------------
         10.4     Addendum to Lease Agreement                Previously Filed
                  at 1035 Rosemary B'lvd., Akron, Ohio
--------------------------------------------------------------------------------
         10.5     Preliminary Agreement, with ITM            Previously Filed
                  to establish a joint venture.
--------------------------------------------------------------------------------
         10.6     Consulting Agreement with ITM              Previously Filed
--------------------------------------------------------------------------------
         10.7     Joint Venture agreement with               Previously Filed
                  American Millennium Corporation, Inc.
--------------------------------------------------------------------------------
         10.8     Contract with C-View                       Previously Filed
                  Technologies, Inc.
--------------------------------------------------------------------------------
         10.9     Addendum to Contract with                  Previously Filed
                  C-View Technologies, Inc.
--------------------------------------------------------------------------------
         10.10    Escrow and Subordination                   Previously Filed
                  Agreement (Lockup)
--------------------------------------------------------------------------------
         10.11    Escrow Agreement                           Previously Filed
--------------------------------------------------------------------------------

         10.12    Contract with New York
                  Consulting Group                           Previously Filed

--------------------------------------------------------------------------------
         23.1     Consent of Spector                         This filing page
                  & Saulino, L.L.C., CPAs
--------------------------------------------------------------------------------
         23.2 &   Consent of Miles Garnett, Esq.             This filing page
         5.1
--------------------------------------------------------------------------------
         27.1     Financial Data Schedule                    Previously Filed
--------------------------------------------------------------------------------

ITEM 28. UNDERTAKINGS

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

            To include any prospectus required by section I O(a)(3) of the Securities Act of 1933;

            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Akron, State of Ohio, on April 6, 2000.

(Registrant)                          ALPHACOM, INC.
                                      --------------


                                      By  /s/ Robert Snyder
                                        ----------------------------------------
                                             Robert Snyder, President and
                                             Chairman of the Board of Directors


         In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.


(Signature)                                /s/ Dennis Snyder
                                        ----------------------------------------
                                             Dennis Snyder
                                             Vice President of Customer Service

(Date)                                     April 6, 2000
                                        ----------------------------------------


(Signature)                                /s/ Barry Gilliland
                                        ----------------------------------------
                                             Barry Gilliland
                                             Vice President Administration

(Date)                                     April 6, 2000
                                        ----------------------------------------


(Signature)                                /s/ Joseph Lechiara
                                        ----------------------------------------
                                             Joseph Lechiara
                                             Chief Financial Officer
(Date)
                                           April 6, 2000
                                        ----------------------------------------


(Signature)
                                        ----------------------------------------
(Type or Print Name)


(Title)
                                        ----------------------------------------

(Date)
                                        ----------------------------------------

         Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.